    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 13, 1998
                                                           REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                -----------------------------------------------

                    EQUITABLE RESOURCES, INC.                             EQUITABLE RESOURCES CAPITAL TRUST I
     (Exact name of Registrant as specified in its charter)             (Exact name of Registrant as specified
                                                                               in its trust agreement)

                          PENNSYLVANIA                                                 DELAWARE
                 (State or other jurisdiction of                           (State or other jurisdiction of
                 incorporation or organization)                             incorporation or organization)

                           25-0464690                                                APPLIED FOR
                        (I.R.S. Employer                                           (I.R.S. Employer
                       Identification No.)                                        Identification No.)

                                           ------------------------------
                                            420 BOULEVARD OF THE ALLIES
                                          PITTSBURGH, PENNSYLVANIA 15219
                                                  (412) 261-3000
   (Address, including zip code, and telephone number, including area code, of Registrants' principal executive offices)

                   JOHANNA G. O'LOUGHLIN, ESQ.                               JOHANNA G. O'LOUGHLIN, ESQ.
               VICE PRESIDENT AND GENERAL COUNSEL                         VICE PRESIDENT AND GENERAL COUNSEL
                    EQUITABLE RESOURCES, INC.                            EQUITABLE RESOURCES CAPITAL TRUST I
                   420 BOULEVARD OF THE ALLIES                              C/O EQUITABLE RESOURCES, INC.
                 PITTSBURGH, PENNSYLVANIA 15219                              420 BOULEVARD OF THE ALLIES
                         (412) 261-3000                                     PITTSBURGH, PENNSYLVANIA 15219
                                                                                    (412) 261-3000

       (Name, address, including zip code, and telephone number, including area code, of agents for service)

                                                    COPIES TO:
                      CRAIG E. CHAPMAN, ESQ.                                    ROBERT K. MORRIS, ESQ.
                        BROWN & WOOD LLP                                    REED, SMITH, SHAW & MCCLAY LLP
                     ONE WORLD TRADE CENTER                                        435 SIXTH AVENUE
                    NEW YORK, NEW YORK 10048                             PITTSBURGH, PENNSYLVANIA 15219-1886


                   ----------------------------------------
        Approximate Date of Commencement of Proposed Sale to the Public:
  As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 ("Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [_]

                                                 CALCULATION OF REGISTRATION FEE
==============================================================================================================================
            TITLE OF EACH CLASS OF                AMOUNT TO BE         PROPOSED          PROPOSED MAXIMUM          AMOUNT OF
          SECURITIES TO BE REGISTERED              REGISTERED      MAXIMUM OFFERING     AGGREGATE OFFERING    REGISTRATION FEE(2)
                                                                   PRICE PER UNIT(1)         PRICE(1)

Capital Securities of Equitable Resources        $125,000,000                  100%          $125,000,000              $36,875
 Capital Trust I...............................

Junior Subordinated Deferrable Interest
 Debentures of Equitable Resources, Inc. (2)(3)
Equitable Resources, Inc. Guarantee with
 respect to Capital Securities (4).............
------------------------------------------------------------------------------------------------------------------------------
  Total........................................  $125,000,000(5)               100%          $125,000,000              $36,875
==============================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee.
(2) Calculated pursuant to Rule 457. No separate consideration will be received for the Junior Subordinated Deferrable Interest Debentures of Equitable Resources, Inc. (the "Junior Subordinated Debentures") distributed upon any liquidation of Equitable Resources Capital Trust I.
(3) The Junior Subordinated Debentures will be purchased by Equitable Resources Capital Trust I, in part, with the proceeds of the sale of the Capital Securities.
(4) No separate consideration will be received for the Equitable Resources, Inc. Guarantee.
(5) This Registration Statement is deemed to cover the rights of holders of the Junior Subordinated Debentures under the Indenture, the rights of the holders of the Capital Securities of Equitable Resources Capital Trust I under the Trust Agreement, the rights of holders of Capital Securities under the Equitable Resources, Inc. Guarantee and certain backup undertakings as described herein.

                        ------------------------------

  THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

     PRELIMINARY PROSPECTUS (SUBJECT TO COMPLETION, ISSUED MARCH 13, 1998)

                                  $125,000,000

                      EQUITABLE RESOURCES CAPITAL TRUST I

                              % CAPITAL SECURITIES
                 (LIQUIDATION AMOUNT $25 PER CAPITAL SECURITY)
    FULLY AND UNCONDITIONALLY GUARANTEED, TO THE EXTENT DESCRIBED HEREIN, BY

                           EQUITABLE RESOURCES, INC.


                              --------------------

  The    % Capital Securities (the "Capital Securities") offered hereby will represent preferred undivided beneficial interests in the assets of Equitable Resources Capital Trust I, a statutory business trust created under the laws of the State of Delaware (the "Issuer Trust"). Equitable Resources, Inc., a Pennsylvania corporation (the "Company"), will initially be the owner of all of the beneficial interests represented by common securities of the Issuer Trust (the "Common Securities", and together with the Capital Securities, the "Trust Securities"). The Issuer Trust exists for the sole purpose of issuing the Trust
Securities and investing the proceeds thereof in the    % Junior Subordinated
Deferrable Interest Debentures (the "Junior Subordinated Debentures," and together with the Trust Securities, the "Securities") to be issued by the
Company.  The Junior Subordinated Debentures will mature on        , 2038 (such
date, as it may be shortened as hereinafter described, the "Stated Maturity"),
which day may be shortened to a date not earlier than         , 2013.  The
Capital Securities will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the Common Securities. See "Description of Capital Securities-- Subordination of Common Securities."

  The Capital Securities will be represented by one or more global Securities in fully registered form, deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company (the "Depository" or "DTC"). Beneficial interests in such global Capital Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described under "Description of Capital Securities," Capital Securities in definitive form will not be issued and owners of beneficial interests in the global Securities will not be considered holders of the Capital Securities.

                                 ______________         (CONTINUED ON NEXT PAGE)

  SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN EVALUATING AN INVESTMENT IN THE CAPITAL SECURITIES.

  Application will be made to list the Capital Securities on the New York Stock Exchange, Inc. ("NYSE"). If so approved, trading of the Capital Securities on the NYSE is expected to commence within a 30-day period after the initial delivery of the Capital Securities. See "Underwriting."

                                 ______________


THESE SECURITIES HAVE NOT  BEEN  APPROVED  OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                    THIS PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.


                                            UNDERWRITING
                           PRICE TO       COMMISSIONS AND      PROCEEDS TO THE
                           PUBLIC(1)        DISCOUNTS(2)     ISSUER TRUST(3)(4)
                           ---------      ---------------    ------------------

Per Capital Security..      $25                (4)                  $25
Total.................  $125,000,000           (4)              $125,000,000
============================================================================

(1)   Plus accumulated Distributions, if any, from             , 1998.
(2) The Company and the Issuer Trust have each agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3)   Before deducting estimated expenses of $           payable by the Company.
(4) In view of the fact that the proceeds of the sale of the Capital Securities will be used to purchase the Junior Subordinated Debentures, the Company has agreed to pay to the Underwriters, as compensation for
      their arranging the investment therein of such proceeds, $       per
      Capital Security (or $             in the aggregate).  See "Underwriting."

                             --------------------

  The Capital Securities are offered subject to prior sale, when, as and if issued to and accepted by the Underwriters and subject to approval of certain legal matters by counsel for the Underwriters and to certain other conditions. It is expected that delivery of the Capital Securities will be made in book-
entry form through the book-entry facilities of DTC on or about        , 1998,
against payment therefor in immediately available funds.

                           MORGAN STANLEY DEAN WITTER


     , 1998

(Continued from the previous page)

     Holders of the Capital Securities will be entitled to receive preferential
cumulative cash distributions accumulating from           , 1998 and payable
quarterly in arrears on the    day of         ,         ,          and
of each year, commencing            , 1998, at the annual rate of    % of the
liquidation amount of $25 per Capital Security ("Distributions"). The Company will have the right to defer payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each deferral period (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. No interest shall be due and payable during any Extension Period, except at the end thereof. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period subject to the requirements set forth herein. If interest payments on the Junior Subordinated Debentures are so deferred, distributions on the Capital Securities will also be deferred and the Company will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to the Company's capital stock or with respect to debt securities of the Company that rank pari passu in all respects with or junior to the Junior Subordinated Debentures. During an Extension Period, interest on the Junior Subordinated Debentures will continue to accrue (and the amount of distributions to which holders of the Capital Securities are entitled will accumulate) at the rate of % per annum, compounded quarterly, and holders of Capital Securities will be required to accrue interest income for United States federal income tax purposes. See "Description of Junior Subordinated Debentures--Option to Extend Interest Payment Period" and "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

     The Company will, through the Guarantee, the Trust Agreement, the Junior Subordinated Debentures and the Junior Subordinated Indenture (each as defined herein), taken together, fully, irrevocably and unconditionally guarantee all the Issuer Trust's obligations under the Capital Securities as described below. See "Relationship Among the Capital Securities, the Junior Subordinated Debentures and the Guarantee--Full and Unconditional Guarantee." The Guarantee of the Company guarantees the payment of Distributions and payments on liquidation or redemption of the Capital Securities, but only in each case to the extent of funds held by the Issuer Trust, as described herein (the
"Guarantee").   See "Description of Guarantee."  If the Company does not make payments on the Junior Subordinated Debentures held by the Issuer Trust, the Issuer Trust may have insufficient funds to pay distributions on the Capital Securities. The Guarantee does not cover payment of Distributions when the
Issuer Trust does not have sufficient funds to pay such Distributions.   In such
event, a holder of Capital Securities may institute a legal proceeding directly against the Company to enforce payment of such Distributions to such holder.
See "Description of Junior Subordinated Debentures--Enforcement of Certain Rights by Holders of Capital Securities." The obligations of the Company under the Guarantee and the Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior Indebtedness (as defined herein) of the Company. As of September 30, 1997, there was approximately $729,879,000 of outstanding Senior Indebtedness of the Company, which includes long-term debt payable within one year, short-term loans and long-term debt. See "Description of Junior Subordinated Debentures--Subordination."

     The Capital Securities will be subject to mandatory redemption in whole, but not in part, upon repayment of the Junior Subordinated Debentures at Stated Maturity or their earlier redemption. The Junior Subordinated Debentures are redeemable prior to the Stated Maturity at the option of the Company (i) on or
after           , 2003, in whole at any time or in part from time to time, and
(ii) prior to           , 2003, in whole (but not in part) at any time within 90
days following the occurrence and continuation of a Tax Event or an Investment Company Event (each as defined herein) in each case at a redemption price equal to 100% of the principal amount of the Junior Subordinated Debentures so redeemed plus accrued and unpaid interest thereon to the date fixed for redemption. See "Description of Junior Subordinated Debentures--Redemption" and "Description of Capital Securities--Liquidation Distribution Upon Dissolution."

     The holders of the outstanding Common Securities have the right at any time to dissolve the Issuer Trust and, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, to cause the Junior Subordinated Debentures to be distributed to the holders of the Capital Securities and Common Securities in liquidation of the Issuer Trust. See "Description of Capital Securities--Liquidation Distribution Upon Dissolution."

     Application will be made to list the Capital Securities on the NYSE. If the Junior Subordinated Debentures are distributed to the holders of Capital Securities upon the liquidation of the Issuer Trust, the Company will use all reasonable efforts to list the Junior Subordinated Debentures on the NYSE or such other securities exchange or automated quotation system, if any, on which the Capital Securities may then be listed or traded.

     In the event of the dissolution of the Issuer Trust, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, the holders of the Capital Securities will be entitled to receive a liquidation amount of $25 per Capital Security plus accumulated and unpaid Distributions thereon to the date of payment, subject to certain exceptions, which may be in the form of a distribution of such amount in Junior Subordinated Debentures. See "Description of Capital Securities--Liquidation Distribution Upon Dissolution."

     The Junior Subordinated Debentures are unsecured and subordinated to all Senior Indebtedness of the Company. See "Description of Junior Subordinated Debentures--Subordination."

     If the purchaser is using for its purchase of the Capital Securities the assets of an Employee Benefit Plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or of a plan or individual retirement account subject to section 4975 of the Internal Revenue Code of 1986, as amended (the "Code" and any such employee benefit plan, plan or individual retirement account, an "ERISA Plan"), the purchase shall constitute a representation by such person as to certain matters relating, generally, to the relationship of the Company to the ERISA Plan and the availability of an exemption from the prohibited transaction rules under ERISA and the Code. See "Certain ERISA Considerations."

     As used herein, (i) the "Junior Subordinated Indenture" means the Junior Subordinated Indenture, as amended and supplemented from time to time, between the Company and Bankers Trust Company, as trustee (the "Debenture Trustee"), pursuant to which the Junior Subordinated Debentures are issued, (ii) the "Trust Agreement" means the Amended and Restated Trust Agreement relating to the Issuer Trust, as amended and supplemented from time to time, among the Company, as Depositor, Bankers Trust Company, as Property Trustee (the "Property Trustee"), Bankers Trust (Delaware), as Delaware Trustee (the "Delaware Trustee"), the Administrative Trustees named therein (collectively, the "Issuer Trustees"), and the holders, from time to time, of undivided beneficial interests in the assets of the Issuer Trust and (iii) the "Guarantee" means the Guarantee Agreement relating to the Capital Securities, as amended and supplemented from time to time, between the Company and Bankers Trust Company, as Guarantee Trustee (the "Guarantee Trustee").

                              --------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE CAPITAL SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTTING CAPITAL SECURITIES AND BIDDING FOR AND PURCHASING SUCH CAPITAL SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING." SUCH STABILIZING TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE ISSUER TRUST OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE ISSUER TRUST SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


                               TABLE OF CONTENTS

                                          PAGE                                                           PAGE
                                          ----                                                           ----
Available Information.....................   4    Accounting Treatment...................................  18
Incorporation of Certain Documents by             Description of Capital Securities......................  18
    Reference.............................   5    Description of Junior Subordinated Debentures..........  29
Summary...................................   6    Description of Guarantee...............................  38
Risk Factors..............................   9    Relationship Among the Capital Securities, the Junior
Equitable Resources Capital Trust I.......  14        Subordinated Debentures and the Guarantee..........  40
Equitable Resources, Inc..................  14    Certain Federal Income Tax Consequences................  41
Ratio of Earnings to Fixed Charges........  15    Certain ERISA Considerations...........................  46
Use of Proceeds...........................  15    Underwriting...........................................  48
Capitalization............................  16    Validity of Securities.................................  49
Selected Consolidated Financial Data and          Experts................................................  49
    Other Information.....................  17

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material also may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. In addition, such reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and the Philadelphia Stock Exchange, 1900 Market Street, Philadelphia, Pennsylvania 19103, on which exchanges certain securities of the Company are listed.

     No separate financial statements of the Issuer Trust have been included or incorporated by reference herein. The Company and the Issuer Trust do not consider that such financial statements would be material to holders of the Capital Securities because the Issuer Trust is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the Junior Subordinated Debentures and issuing the Trust Securities. See "Equitable Resources Capital Trust I," "Description of Capital Securities," "Description of Junior Subordinated Debentures" and

"Description of Guarantee." In addition, the Company does not expect that the Issuer Trust will be filing reports under the Exchange Act with the Commission.

     This Prospectus constitutes a part of a registration statement on Form S-3 (the "Registration Statement") filed by the Company and the Issuer Trust with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company, the Issuer Trust and the Trust Securities. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated into this Prospectus by reference:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

          2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, June 30, 1997 and September 30, 1997; and

          3. The Company's Current Reports on Form 8-K dated February 20, 1997, May 19, 1997, July 17, 1997, July 21, 1997, July 29, 1997, two Reports,
     each dated August 1, 1997, and March 3, 1998.

     In addition, all reports and definitive proxy or information statements filed with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of any offering of securities made by this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in any document all or a portion of which is incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

  As used herein, the terms "Prospectus" and "herein" mean this Prospectus, including the documents incorporated or deemed to be incorporated herein by reference, as the same may be amended, supplemented or otherwise modified from time to time. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written requests should be directed to Audrey C. Moeller, Vice President and Corporate Secretary, Equitable Resources, Inc., 420 Boulevard of the Allies, Pittsburgh, Pennsylvania 15219.

                                    SUMMARY

  The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus.

                           EQUITABLE RESOURCES, INC.

  The Company is a Pennsylvania corporation. The Company and its subsidiary companies engage primarily in the exploration for, development, production, purchase, transmission, storage, distribution and marketing of natural gas and electricity, the extraction of natural gas liquids, the exploration for, development, production and sale of oil, cogeneration development, water efficiency and program development, central facility plant operations and performance contracting for commercial, industrial and institutional customers and various government facilities. See "Equitable Resources, Inc."


                      EQUITABLE RESOURCES CAPITAL TRUST I

  The Issuer Trust is a statutory business trust created under Delaware law on January 7, 1998. The Issuer Trust will be governed by the Trust Agreement. The Issuer Trust exists for the exclusive purposes of (i) issuing and selling the Trust Securities, (ii) using the proceeds from the sale of the Trust Securities to acquire the Junior Subordinated Debentures and (iii) engaging in only those other activities necessary, convenient or incidental thereto (such as registering the transfer of the Trust Securities). Accordingly, the Junior Subordinated Debentures will be the sole assets of the Issuer Trust, and payments under the Junior Subordinated Debentures will be the sole source of revenue of the Issuer Trust.


                                  THE OFFERING

Securities Offered....... $125,000,000 aggregate Liquidation Amount of    %
                          Capital Securities (Liquidation Amount $25 per Capital Security).

Offering Price........... $      per Capital Security (Liquidation Amount $25),
                          plus accumulated Distributions, if any, from       ,
                          1998.

Extension Periods........ Distributions on Capital Securities may be deferred for the duration of any Extension Period selected by the Company with respect to the payment of interest on the Junior Subordinated Debentures. No Extension Period will exceed 20 consecutive quarterly periods or
                          extend beyond the Stated Maturity.   See "Description
                          of Junior Subordinated Debentures -- Option to Extend Interest Payment Period" and "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount."

Ranking.................. The Capital Securities will rank pari passu and payments thereon will be made pro rata, with the Common Securities except as described under "Description of Capital Securities--Subordination of Common Securities." The Junior Subordinated Debentures will be unsecured and subordinate and junior in right of payment to the extent and in the manner set forth in the Junior Subordinated Indenture to all Senior

                          Indebtedness (as defined herein) of the Company. See "Description of Junior Subordinated Debentures." The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to the extent and in the manner set forth in the Guarantee to all Senior Indebtedness. As of September 30, 1997, there was approximately $729,879,000 of outstanding Senior Indebtedness of the Company, which includes long-term debt payable within one year, short-term loans and long-term debt. See "Description of Guarantee."

Redemption............... The Capital Securities will be subject to mandatory redemption (i) in whole, but not in part, upon repayment of the Junior Subordinated Debentures at Stated Maturity or their earlier redemption. The Junior Subordinated Debentures are redeemable prior to the Stated Maturity at the option of the Company (i)
                          on or after           , 2003, in whole at any time or
                          in part from time to time, and (ii) prior to , 2003, in whole (but not in part) at any time within 90 days following the occurrence and continuation of a Tax Event or an Investment Company Event in each case at a redemption price equal to 100% of the principal amount of the Junior Subordinated Debentures so redeemed plus accrued and unpaid interest thereon to the dated fixed for redemption. See "Description of Junior Subordinated Debentures--Redemption."

ERISA Considerations..... Prospective purchasers must carefully consider the information set forth under "Certain ERISA
                          Considerations."

Absence of Market for the
  Capital Securities..... The Capital Securities will be a new issue of securities for which there currently is no market. Although the Underwriters have informed the Issuer Trust and the Company that they each currently intend to make a market in the Capital Securities, the Underwriters are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Securities. See "Underwriting."

Use of Proceeds.......... All the proceeds to the Issuer Trust from the sale of the Capital Securities will be invested by the Issuer Trust in the Junior Subordinated Debentures. All the net proceeds to be received by the Company from the sale of the Junior Subordinated Debentures will be used for repayment of short-term indebtedness. See "Use of Proceeds."

  For additional information regarding the Capital Securities, see "Description of Capital Securities," "Description of Junior Subordinated Debentures," "Description of Guarantee," "Relationship Among the

Capital Securities, the Junior Subordinated Debentures and the Guarantee" and "Certain Federal Income Tax Consequences."

                                  RISK FACTORS

  Prospective investors should carefully consider the matters set forth under "Risk Factors" beginning on page 9.

                                  RISK FACTORS

     Prospective purchasers of the Capital Securities should carefully review the information contained elsewhere in this Prospectus and should particularly consider the following matters.

RANKING OF SUBORDINATED OBLIGATIONS UNDER THE GUARANTEE AND THE JUNIOR SUBORDINATED DEBENTURES

     The obligations of the Company under the Guarantee issued by the Company for the benefit of the holders of Capital Securities and under the Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior Indebtedness. As of September 30, 1997, there was approximately $729,879,000 of outstanding Senior Indebtedness of the Company, which includes long-term debt payable within one year, short-term loans and long-term debt. None of the Junior Subordinated Indenture, the Guarantee or the Trust Agreement places any limitation on the amount of secured or unsecured debt, including Senior Indebtedness, that may be incurred by the Company. See "Description of Guarantee--Status of the Guarantee" and "Description of Junior Subordinated Debentures--Subordination."

     The ability of the Issuer Trust to pay amounts due on the Capital Securities is solely dependent upon the Company's making payments on the Junior Subordinated Debentures as and when required.

OPTION TO EXTEND INTEREST PAYMENT PERIOD; TAX CONSEQUENCES

     So long as no Event of Default (as defined in the Junior Subordinated Indenture) has occurred and is continuing with respect to the Junior Subordinated Debentures (a "Debenture Event of Default"), the Company will have the right under the Junior Subordinated Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures--Debenture Events of Default." As a consequence of any such deferral, quarterly Distributions on the Capital Securities by the Issuer Trust will be deferred during any such Extension Period. Distributions to which holders of the Capital Securities are entitled will accumulate additional
Distributions thereon during any Extension Period at the rate of    % per annum,
compounded quarterly from the relevant payment date for such Distributions, computed on the basis of a 360-day year of twelve 30-day months and the actual
days elapsed in a partial month in such period.   Additional Distributions
payable for each full Distribution period will be computed by dividing the rate per annum by four. The term "Distribution" as used herein shall include any such additional Distributions.

     During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to the Junior Subordinated Debentures (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Company (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period, (b) as a result of an exchange or conversion of any class or series of the Company's capital stock (or any capital stock of a subsidiary of the Company) for any class or series of the Company's capital stock or of any class or series of the Company's indebtedness for any class or series of the Company's capital stock,
(c) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) any declaration of a dividend in connection with any stockholder's rights plan, or the issuance of rights, stock or other property under any stockholder's rights plan, or the redemption or repurchase of rights pursuant thereto, (e) payments under the Guarantee, or (f) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock). Prior to the termination of any such Extension Period, the Company may further defer the payment of interest, provided that no Extension Period may exceed 20 consecutive quarterly periods or extend beyond the Stated Maturity of the Junior Subordinated Debentures.

     Upon the termination of any Extension Period and the payment of all interest then accrued and unpaid (together with interest thereon at the annual
rate of    %, compounded quarterly, to the extent permitted by applicable law), the Company may elect to begin a new Extension Period subject to the above conditions. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the Issuer Trustees notice of its election of such Extension Period at least one Business Day (as defined herein) prior to the earlier of (i) the date the Distributions on the Capital Securities would have been payable but for the election to begin such Extension Period and (ii) the date the Property Trustee is required to give notice to holders of the Capital Securities of the record date or the date such Distributions are payable, but in any event not less than one Business Day prior to such record date. The Property Trustee will give notice of the Company's election to begin a new Extension Period to the holders of the Capital Securities. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extension Period. See "Description of Capital Securities--Distributions" and "Description of Junior Subordinated Debentures--Option to Extend Interest Payment Period."

     Should an Extension Period occur, a holder of Capital Securities will continue to accrue income (in the form of original issue discount) in respect of its pro rata share of the Junior Subordinated Debentures held by the Issuer Trust for United States federal income tax purposes. As a result, a holder of Capital Securities will include such income in gross income for United States federal income tax purposes in advance of the receipt of cash, and will not receive the cash related to such income from the Issuer Trust if the holder disposes of the Capital Securities prior to the record date for the payment of Distributions. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount" and "--Sales of Capital Securities."

     The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures. However, should the Company elect to exercise such right in the future, the market price of the Capital Securities is likely to be affected. A holder that disposes of its Capital Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Capital Securities. In addition, as a result of the existence of the Company's right to defer interest payments, the market price of the Capital Securities (which represent preferred undivided beneficial interests in the assets of the Issuer Trust) may be more volatile than the market prices of other securities on which original issue discount or interest accrues that are not subject to such deferrals.

TAX EVENT OR INVESTMENT COMPANY EVENT REDEMPTION

     Upon the occurrence and continuation of a Tax Event or an Investment Company Event, the Company will have the right to redeem the Junior Subordinated Debentures in whole, but not in part, at any time within 90 days following the occurrence and continuation of such Tax Event or Investment Company Event and
thereby cause a mandatory redemption of the Capital Securities.   If the Company
redeems the Junior Subordinated Debentures, it will thereby cause a mandatory redemption of the Capital Securities. Any such redemption will be a price equal to 100% of the Liquidation Amount os such Capital Securities plus accumulated and unpaid Distributions to but excluding the date fixed for redemption. See "Description of Junior Subordinated Debentures--Redemption" and "Description of Capital Securities--Liquidation Distribution Upon Dissolution."

     A "Tax Event" means the receipt by the Issuer Trust of an opinion of counsel to the Company experienced in such matters, to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the Capital Securities, there is more than an insubstantial risk that (i) the Issuer Trust is, or will be within 90 days of the delivery of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, (ii) interest payable by the Company on the Junior Subordinated Debentures is not, or within 90 days of the delivery of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes or (iii) the Issuer Trust is, or will be within 90 days of the delivery of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     See "Certain Federal Income Tax Consequences--Possible Tax Law Changes Affecting the Capital Securities" for a discussion of certain legislative proposals that, if adopted, could give rise to a Tax Event, which may permit the
Company to cause a redemption of the Capital Securities prior to           ,
2003.

     "Investment Company Event" means the receipt by the Issuer Trust of an opinion of counsel to the Company experienced in such matters, to the effect that, as a result of the occurrence of a change in law or regulation or a written change (including any announced prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Issuer Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance of the Capital Securities.

SHORTENING OF STATED MATURITY OF JUNIOR SUBORDINATED DEBENTURES

     The Company will have the right at any time to shorten the maturity of the
Junior Subordinated Debentures to a date not earlier than         , 2013 and
thereby cause the Capital Securities to be redeemed on such earlier date.

EXCHANGE OF CAPITAL SECURITIES FOR JUNIOR SUBORDINATED DEBENTURES

     The holders of all the outstanding Common Securities have the right at any time to dissolve the Issuer Trust and, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Capital Securities and Common Securities in liquidation of the Issuer Trust. See "Description of Capital Securities--Liquidation Distribution Upon Dissolution."

     Under current United States federal income tax law and interpretations and assuming, as expected, that the Issuer Trust will not be taxable as a corporation, a distribution of the Junior Subordinated Debentures upon a liquidation of the Issuer Trust will not be a taxable event to holders of the Capital Securities. However, if a Tax Event were to occur that would cause the Issuer Trust to be subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, a distribution of the Junior Subordinated Debentures by the Issuer Trust would be a taxable event to the Issuer Trust and the holders of the Capital Securities. See "Certain Federal Income Tax Consequences."

RIGHTS UNDER THE GUARANTEE

     Bankers Trust Company will act as the trustee under the Guarantee and will hold the Guarantee for the benefit of the holders of the Capital Securities. Bankers Trust Company will also act as Debenture Trustee for the Junior Subordinated Debentures and as Property Trustee under the Trust Agreement. Bankers Trust (Delaware) will act as Delaware Trustee under the Trust Agreement. The Guarantee guarantees to the holders of the Capital Securities the following payments, to the extent not paid by or on behalf of the Issuer Trust: (i) any accumulated and unpaid Distributions required to be paid on the Capital Securities, to the extent that the Issuer Trust has funds legally available therefor at such time, (ii) the applicable Redemption Price with respect to any Capital Securities called for redemption, to the extent that the Issuer Trust has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Issuer Trust (unless the Junior

Subordinated Debentures are distributed to holders of the Capital Securities), the lesser of (a) the aggregate of the Liquidation Amount and all accumulated and unpaid Distributions to the date of payment, to the extent that the Issuer Trust has funds on hand available therefor at such time, and (b) the amount of assets of the Issuer Trust remaining available for distribution to holders of the Capital Securities on liquidation of the Issuer Trust.

     The Guarantee is subordinated as described under "--Ranking of Subordinated Obligations Under the Guarantee and the Junior Subordinated Debentures" and "Description of Guarantee--Status of the Guarantee." The holders of not less than a majority in aggregate Liquidation Amount of the outstanding Capital Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee. Any holder of the Capital Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Issuer Trust, the Guarantee Trustee or any other person or entity.

     If the Company were to default on its obligation to pay amounts payable under the Junior Subordinated Debentures, the Issuer Trust may lack funds for the payment of Distributions or amounts payable on redemption of the Capital Securities or otherwise, and, in such event, holders of the Capital Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, if a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay any amounts payable in respect of the Junior Subordinated Debentures on the payment date on which such payment is due and payable, then a holder of Capital Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of any amounts payable in respect of such Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Capital Securities of such holder (a "Direct Action").

     In connection with such Direct Action, the Company will have a right of set-off under the Junior Subordinated Indenture to the extent of any payment made by the Company to such holder of Capital Securities in the Direct Action. Except as described herein, holders of Capital Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures or assert directly any other rights in respect of the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures--Enforcement of Certain Rights by Holders of Capital Securities," "- -Debenture Events of Default" and "Description of Guarantee." The Trust Agreement will provide that each holder of Capital Securities by acceptance thereof agrees to the provisions of the Guarantee and the Junior Subordinated Indenture.

LIMITED VOTING RIGHTS

     Holders of Capital Securities will have limited voting rights relating generally to the modification of the Capital Securities and the Guarantee and the exercise of the Issuer Trust's rights as holder of Junior Subordinated Debentures. Holders of Capital Securities will not be entitled to appoint, remove or replace the Property Trustee or the Delaware Trustee except upon the occurrence of certain events specified in the Trust Agreement and described herein. The Property Trustee and the holders of all the Common Securities may, subject to certain conditions, amend the Trust Agreement without the consent of holders of Capital Securities to cure any ambiguity or make other provisions not inconsistent with other provisions under the Trust Agreement or to ensure that the Issuer Trust (i) will not be taxable as a corporation for United States federal income tax purposes, or (ii) will not be required to register as an "investment company" under the Investment Company Act. See "Description of Capital Securities--Voting Rights; Amendment of Trust Agreement" and "--Removal of Issuer Trustees; Appointment of Successors."

MARKET PRICES

     There can be no assurance as to the market prices for Capital Securities, or the market prices for Junior Subordinated Debentures that may be distributed in exchange for Capital Securities if a liquidation of the Issuer Trust occurs. Accordingly, the Capital Securities or the Junior Subordinated Debentures that a holder of Capital Securities may receive on liquidation of the Issuer Trust may trade at a discount to the price that the investor paid to purchase the Capital Securities offered hereby. As a result of the existence of the Company's right to defer interest payments, the market price of the Capital Securities may be more volatile than the market prices of other securities on which original issue discount accrues that are not subject to such deferrals. Because holders of Capital Securities may receive Junior Subordinated Debentures on dissolution of the Issuer Trust, prospective purchasers of Capital Securities are also making an investment decision with regard to the Junior Subordinated Debentures and should carefully review all the information regarding the Junior Subordinated Debentures contained herein. In addition, because the Company has the right to shorten the Stated Maturity of the Junior Subordinated Debentures, there can be no assurance that the Company will not exercise its option to shorten the maturity of the Junior Subordinated Debentures as permitted by the terms thereof and of the Junior Subordinated Indenture. If the Company does exercise such option, there can be no assurance that the shortening of the maturity of the Junior Subordinated Debentures will not have an effect on the market price of the Capital Securities. See "Description of Junior Subordinated Debentures."

TRADING CHARACTERISTICS OF CAPITAL SECURITIES

     Application will be made to list the Capital Securities on the NYSE. The Capital Securities may trade at prices that do not fully reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. A holder of Capital Securities that disposes of its Capital Securities between record dates for payments of Distributions (and consequently does not receive a Distribution for the period prior to such disposition) will nevertheless be required to include accrued but unpaid interest on the Junior Subordinated Debentures through the date of disposition in income as ordinary income and to add such amount to its adjusted tax basis in the Capital Securities disposed of. Such holder will recognize a capital loss to the extent that the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than its adjusted tax basis (which will include accrued but unpaid interest). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Sales of Capital Securities."

     As indicated above, application will be made to list the Capital Securities on the NYSE. If the Capital Securities are not listed on a national securities exchange or the Nasdaq National Market and the Underwriters do not make a market for the securities, the liquidity of the Capital Securities could be adversely affected.

POSSIBLE TAX LAW CHANGES AFFECTING THE CAPITAL SECURITIES

     On February 6, 1997, President Clinton proposed certain tax law changes (the "Tax Proposal") that would have, among other things, generally denied corporate issuers a deduction for interest on certain debt obligations that had a maximum term in excess of 15 years and were not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument was issued to a related party (other than a corporation), where the holder or some other related party issued a related instrument that was not shown as indebtedness on the issuer's consolidated balance sheet. The Tax Proposal would have been effective generally for instruments issued on or after the date of first Congressional committee action. The Tax Proposal was not included in the recently enacted Taxpayer Relief Act of 1997. In addition, the Tax Proposal was not included in President Clinton's 1999 Budget proposal, which was released on February 2, 1998. However, if similar legislation to the Tax Proposal is enacted in the future with retroactive effect with respect to the Junior Subordinated Debentures, the Company may not be entitled to an interest deduction with respect to the Junior Subordinated Debentures even if it subsequently shortens the maturity to less than 15 years. There can be no assurance that future legislation similar to the Tax Proposal enacted after the date hereof, if any, will not otherwise adversely affect the ability of the Company to deduct the interest payable on the Junior Subordinated Debentures. Accordingly, there can be no assurance that a Tax Event will not occur. See "Description of the Capital Securities--Redemption."

CERTAIN FORWARD-LOOKING STATEMENTS

     Certain statements in this Prospectus and documents incorporated herein by reference are forward-looking and are identified by the use of forward-looking words or phrases such as "intended," "will be positioned," "expects," is or are "expected," "anticipates," and "anticipated." Additionally, from time to time the Company may communicate in oral or written form forward-looking statements related to such matters as anticipated financial performance, business prospects, capital projects, new products, and operational matters. The Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company's business include, but are not limited to, the following: weather conditions, the pace of deregulation of retail natural gas and electricity markets, the timing and extent of changes in commodity prices for gas and oil, changes in interest rates, the extent of the Company's success in acquiring gas and oil properties and in discovering, developing and producing reserves and the impact of competitive factors on profit margins in various markets in which the Company competes.

                      EQUITABLE RESOURCES CAPITAL TRUST I

     The Issuer Trust is a statutory business trust created under Delaware law pursuant to the filing of a certificate of trust with the Delaware Secretary of State on January 7, 1998. The Issuer Trust will be governed by the Trust Agreement among the Company, as Depositor, Bankers Trust (Delaware), as Delaware Trustee, Bankers Trust Company, as Property Trustee and two individuals selected by the holders of the Common Securities to act as administrators with respect to the Issuer Trust (the "Administrators"). The Company, while holder of the Common Securities, intends to select two individuals who are employees or officers of or affiliated with the Company to serve as the Administrators. See "Description of Capital Securities--Miscellaneous." The Issuer Trust exists for the exclusive purposes of (i) issuing and selling the Trust Securities, (ii) using the proceeds from the sale of the Trust Securities to acquire the Junior Subordinated Debentures and (iii) engaging in only those other activities necessary, convenient or incidental thereto (such as registering the transfer of the Trust Securities). Accordingly, the Junior Subordinated Debentures will be the sole assets of the Issuer Trust, and payments under the Junior Subordinated Debentures will be the sole source of revenue of the Issuer Trust.

     All of the Common Securities will initially be owned by the Company. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Capital Securities, except that upon the occurrence and during the continuation of a Debenture Event of Default arising as a result of any failure by the Company to pay any amounts in respect of the Junior Subordinated Debentures when due, the rights of the holders of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Capital Securities. See "Description of Capital Securities--Subordination of Common Securities." The Company will acquire Common Securities in an aggregate liquidation amount equal to 3% of the total capital of the Issuer Trust. The Issuer Trust has a term of 40 years, but may dissolve earlier as provided in the Trust Agreement. The address of the Delaware Trustee is Bankers Trust (Delaware), E.A. Delle Donne Corporate Center, Montgomery Bldg., Suite 200, Wilmington, Delaware 19805-1266, telephone number (302) 576-3301. The address of the Property Trustee, the Guarantee Trustee and the Debenture Trustee is Four Albany Street, 4th Floor, New York, New York 10006, Bankers Trust Company, telephone number (212) 250-2500.

     It is anticipated that the Issuer Trust will not be subject to the reporting requirements under the Exchange Act.

                           EQUITABLE RESOURCES, INC.

GENERAL

     The Company is a Pennsylvania corporation. The Company and its subsidiary companies (the "Companies") engage primarily in the exploration for, development, production, purchase, transmission, storage, distribution and marketing of natural gas and electricity, the extraction of natural gas liquids, the exploration for, development, production and sale of oil, cogeneration development, water efficiency and program development, central facility plant operations and performance contracting for commercial, industrial and institutional customers and various government facilities.

     In order to more accurately reflect the Company's lines of business, the Company began the reporting of its business operations in three business segments; supply and logistics, utilities, and services.

     The supply and logistics segment's activities include exploration and production of natural gas and oil, trading of natural gas and electricity, extraction and sale of natural gas liquids, underground storage, and intrastate transportation. Its exploration and production activities are principally in the Appalachian area where it explores for, develops, produces and sells natural gas and oil, and extracts and markets natural gas liquids. In the Gulf Coast offshore areas, the segment participates in exploration and development of gas and oil projects. In Louisiana, the Company provides intrastate transportation of gas and extracts and markets natural gas liquids and the Company provides underground gas storage services. The supply and logistics segments's operations also include nationwide natural gas marketing, supply, peak shaving and transportation arrangements, and electricity marketing.

     The utilities segment's activities are comprised of distribution operations by the Company's state-regulated local distribution company, and transmission operations conducted by three Federal Energy Regulatory Commission regulated gas pipelines. The distribution operations are regulated by state public utility commissions in Pennsylvania, West Virginia and Kentucky and are engaged in the purchase, distribution, marketing and transportation of natural gas principally the city of Pittsburgh and surrounding municipalities in southwestern Pennsylvania, a few municipalities in northern West Virginia and field line sales in eastern Kentucky. Transmission operations include gas transportation, gathering, storage, and marketing activities.

     The services segment was created in 1996 and functions in a non-regulated environment. Its focus is to create and deliver customized energy solutions to improve overall energy efficiency. Activities include natural gas brokering, resource management, energy consulting and engineering services such as energy use analysis, customized energy systems, financing management and energy procurement and management, risk management and customer services. This segment has operations in a number of states and in Latin America.

RECENT DEVELOPMENTS

        On February 25, 1998, the Company reported full year 1997 net income of $78.1 million, or $2.17 basic earnings per share, compared to $59.4 million, or $1.69 basic earnings per share for 1996. Income from continuing operations, excluding nonrecurring items, was $61.9 million, or $1.73 earnings per share for 1997 compared to $54.9 million, or $1.56 earnings per share for 1996. Operating results in 1997 benefited primarily from increased prices for produced natural gas and lower exploration expense for the Company's exploration and production business unit. Those benefits were partially offset by lower gas and oil production volumes and lower throughput by the Company's utilities segment.

        Fourth quarter 1997 net income was $42.5 million, or $1.16 basic earnings per share, compared to $23.4 million, or $.66 basic earnings per share for the fourth quarter 1996. Separate nonrecurring gains contributed to the results of both quarters. Income from continuing operations for the fourth quarter 1997, excluding nonrecurring gains, was $26.6 million, or $.72 earnings per share, compared to $19.0 million, or $.53 earnings per share in 1996.

        Fourth quarter 1997 income includes an after-tax gain of $15.9 million, or $.44 earnings per share from completion of a portion of the sale of the Company's western oil and gas production properties and the sale of its contract drilling division. The full-year 1997 results combine that gain with a previously reported after-tax gain of $15.4 million, or $.43 earnings per share, from the first portion of those property sales. The fourth quarter and full year 1996 results included a nonrecurring gain from the curtailment of the Company's defined benefit pension plan for non-utility employees.

        Operating results for the fourth quarter 1997 improved over the comparable period in 1996 primarily because of higher earnings contributed by the Company's exploration and production business.

                       RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the Company's ratio of earnings to fixed charges for the periods indicated.


       NINE MONTHS               YEAR ENDED DECEMBER 31,
          ENDED         --------------------------------------------
    SEPTEMBER 30, 1997    1996     1995     1994     1993     1992
                        -------- -------- -------- -------- --------

          2.35x           2.82x    .46x     2.37x    3.09x    2.86x


     Earnings used to compute the ratio of earnings to fixed charges represent the aggregate of net income, income taxes and fixed charges. Income taxes include current and deferred income taxes and amortization of deferred investment tax credits. Fixed charges consist of interest, including amortization of debt expense less premium, and one-third of all rental expenses. Reference is made to Exhibit 12 to the Registration Statement of which this Prospectus is a part for the detailed calculation of the above ratios.

                                USE OF PROCEEDS

     All the proceeds to the Issuer Trust from the sale of the Capital Securities will be invested by the Issuer Trust in the Junior Subordinated Debentures. All the net proceeds to be received by the Company from the sale of the Junior Subordinated Debentures will be used for general corporate purposes, including, initially the repayment of short-term indebtedness. Pending such use, the net proceeds may be temporarily invested. The precise amounts and timing of the application of proceeds will depend upon the funding requirements of the Company and its subsidiaries and the availability of other funds.

                                 CAPITALIZATION

     The following table sets forth the unaudited consolidated capitalization of the Company as of September 30, 1997 and as adjusted to give effect to the consummation of the offering of the Capital Securities offered hereby. The following data should be read in conjunction with the Company's reports filed with the Commission under the Exchange Act. See "Incorporation of Certain Documents by Reference."

                                                                       September 30, 1997
                                                                      ---------------------
                                                                                     As
                                                                        Actual    Adjusted
                                                                      ----------  ---------
                                                                      (Dollars in Millions)

Short-term debt and current maturities of long-term debt............    $  312.6   $  187.6
                                                                        ========   ========
Common shareholders' equity:
     Common stock (authorized 80,000,000 shares, issued and             $  786.2   $  786.2
      outstanding 36,782,230 shares)................................    --------   --------

Guaranteed preferred beneficial interests in Company's   % junior
 subordinated debentures held by Equitable Resources Capital Trust
 I /(1)/............................................................       - 0 -      125.0



Long-term debt
     Debentures and other unsecured indebtedness:
          7 1/2% Debentures, due July 1, 1999.......................        72.9       72.9
          9.9% Debentures, due April 15, 2013.......................         5.9        5.9
          7 3/4% Debentures, due July 15, 2026......................       150.0      150.0

          Medium-Term Notes:
               7.2% to 9.0% Series A, due 1998                              95.0       95.0
                through 2021........................................
               5.1% to 7.6% Series B, due 2003                              75.5       75.5
                through 2023........................................
               6.8% to 7.6% Series C, due 2007                              18.0       18.0
                through 2018........................................    --------   --------

                    Total long-term debt............................       417.3      417.3
                                                                        --------   --------

Total capitalization................................................    $1,203.5   $1,328.5
                                                                        ========   ========



(1) As described herein, the sole assets of the Issuer Trust will be $128,866,000 principal amount of Junior Subordinated Debentures issued by the Company to the Issuer Trust. The Junior Subordinated Debentures will
     bear interest at a fixed rate of    % and will mature on          , 2038,
     subject to the right of the Company to shorten such maturity. The Company will own all the Common Securities of the Issuer Trust.

           SELECTED CONSOLIDATED FINANCIAL DATA AND OTHER INFORMATION

     Presented below is selected unaudited consolidated financial information for the Company for the periods specified. Information as of and for the years ended December 31, 1992 through 1996 has been derived from the audited consolidated financial statements of the Company. The consolidated financial information is not necessarily indicative of the results for any future period and is qualified in its entirety by the detailed information available in the Company's reports as described under "Incorporation of Certain Documents by Reference."


                                       Nine Months Ended                     Year Ended December 31,
                                         September 30,      ----------------------------------------------------------
                                      --------------------
                                        1997       1996       1996          1995         1994       1993       1992
                                      ---------  ---------  ---------  --------------  ---------  ---------  ---------
                                                         (Dollars in millions, except share data)
Income Statement
  Operating revenues................  $1,461.4   $1,389.1   $1,861.8      $1,426.0(3)   $1,397.3   $1,094.8   $  812.4
  Purchased energy..................   1,075.8    1,034.8    1,368.2         911.4         926.9      644.2      407.1
                                      --------   --------   --------      --------      --------   --------   --------
  Net operating revenues............     385.6      354.3      493.6         514.6         470.4      450.6      405.3
                                      --------   --------   --------      --------      --------   --------   --------

Operating expenses:
  Operation and maintenance.........     210.3      178.0      240.3         225.1         224.5      203.4      188.3
  Depreciation and depletion........      63.9       62.5       82.4         104.6          93.4       76.9       65.9
  Impairment of assets and non re-
    curring items...................      23.7(1)      --         --         121.1(2)          -          -          -
  Taxes other than income...........      30.3       31.5       42.2          41.8          42.3       39.8       36.7
                                      --------   --------   --------      --------      --------   --------   --------
     Total operating expenses.......     328.2      272.0      364.9         492.6         360.2      320.1      290.9
                                      --------   --------   --------      --------      --------   --------   --------
Operating income....................      57.4       82.3      128.7          22.0         110.2      130.5      114.4
Other income........................      30.8        4.1        3.0           0.3           3.2        1.7        1.8
Interest charges....................      33.9       30.7       41.8          50.1          43.9       38.7       37.4
                                      --------   --------   --------      --------      --------   --------   --------
Income (loss) before income taxes...      54.3       55.7       89.9         (27.8)         69.5       93.5       78.8
Income taxes (benefits).............      18.8       19.7       30.5         (29.3)          8.8       20.0       18.8

Net income..........................  $   35.5   $   36.0   $   59.4      $    1.5      $   60.7   $   73.5   $   60.0
                                      ========   ========   ========      ========      ========   ========   ========
Average common shares outstanding
(in thousands)......................    35,763     35,143     35,188        34,793        34,509     32,359     31,342
Earnings per share of common stock(4)
  Basic.............................  $   0.99   $   1.02   $   1.69      $   0.04      $   1.76   $   2.27   $   1.92
  Assuming dilution.................  $   0.99   $   1.02   $   1.69      $   0.04      $   1.75   $   2.25   $   0.90
Dividends paid per share of common
 stock..............................  $   0.88   $   0.88   $   1.18      $   1.18      $   1.15   $   1.10   $   1.04

Balance Sheet Data
Net property, plant and equipment...  $1,437.1   $1,466.1   $1,479.7      $1,457.6      $1,595.7   $1,548.4   $1,175.2
Total assets........................   2,207.4    1,979.7    2,096.3       1,963.3       2,019.1    1,946.9    1,468.4
Common shareholders' equity.........     786.2      728.8      742.3         715.1         750.0      728.0      577.6
Long-term debt (excluding
  current maturities)...............     417.3      421.9      422.1         415.5         398.3      378.8      346.7
Short-term debt and current
maturities of long-term debt........     312.6      189.6      204.9         135.0         293.8      255.9      130.4
Other Financial Data
Net cash flow from operations
  (excluding changes in working
   capital).........................  $   89.1   $  127.4   $  168.9      $  152.1      $  150.6   $  152.4   $  125.4

Capital expenditures................     124.0       81.2      110.3         118.1         146.2      339.4       99.6
Long-term debt to total
 capitalization.....................      34.7%      36.7%      36.3%         36.8%         34.7%      34.2%      37.5%

(1) Expenses for 1997 include $10.7 million for costs related to evaluation and reduction of corporate office and non-core business functions and a $13.0 million charge for the writedown of the Company's investment in the AVOCA natural gas project.
(2) Earnings for 1995 include an after-tax charge of $74.2 million or $2.12 per share due to the recognition of impairment of assets of $121.1 million pursuant to the methodology of Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," as more fully described in Note B to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995.
(3) Earnings for 1995 include a non-recurring after-tax gain of $29.1 million or $.83 per share related to the $45 million Columbia Gas Transmission bankruptcy settlement and $6.6 million or $.19 per share resulting from regulatory approval of $11 million of accelerated recovery of future gas costs, as more fully described in Notes D and C, respectively, to the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995.
(4) The Company has adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share". This statement establishes standards for computing and presenting basic and diluted earnings per share. As required, all previously reported earnings per share amounts have been replaced with the presentation of basic and diluted earnings per share.

                              ACCOUNTING TREATMENT

  For financial reporting purposes, the Issuer Trust will be treated as a subsidiary of the Company and, accordingly, the accounts of the Issuer Trust will be included in the consolidated financial statements of the Company. The Capital Securities will be included in the consolidated balance sheets of the Company and appropriate disclosures about the Capital Securities, the Guarantee and the Junior Subordinated Debentures will be included in the notes to the consolidated financial statements of the Company. For financial reporting purposes, Distributions on the Capital Securities will be recorded in the consolidated statements of income of the Company.

                       DESCRIPTION OF CAPITAL SECURITIES

  Pursuant to the terms of the Trust Agreement, the Issuer Trust will issue the Capital Securities and the Common Securities. The Capital Securities will represent preferred undivided beneficial interests in the assets of the Issuer Trust and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities, as well as other benefits as described in the Trust Agreement. This summary of certain provisions of the Capital Securities and the Trust Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Trust Agreement, including the definitions therein of certain terms. Wherever particular defined terms of the Trust Agreement are referred to herein, such defined terms are incorporated herein by reference. A copy of the form of the Trust Agreement is available upon request from the Issuer Trustees.

GENERAL

  The Capital Securities will be limited to $125,000,000 aggregate Liquidation Amount at any one time outstanding. The Capital Securities will rank pari passu, and payments will be made thereon pro rata, with the Common Securities except as described under "--Subordination of Common Securities." The Junior Subordinated Debentures will be registered in the name of the Issuer Trust and held by the Property Trustee in trust for the benefit of the holders of the Capital Securities and Common Securities. The Guarantee will be a guarantee on a subordinated basis with respect to the Capital Securities but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of such Capital Securities when the Issuer Trust does not have funds on hand available to make such payments. See "Description of Guarantee."

DISTRIBUTIONS

  The Capital Securities represent preferred undivided beneficial interests in the assets of the Issuer Trust, and Distributions on each Capital Security will
be payable at the annual rate of   % of the stated Liquidation Amount of $25,
payable quarterly in arrears on the     day of         ,         ,         and
of each year (each a "Distribution Date"), to the holders of the Capital
Securities at the close of business on the       day of         ,             ,
and          (whether or not a Business Day) next preceding the relevant
Distribution Date.  Distributions on the Capital Securities will be cumulative.
Distributions will accumulate from           , 1998.  The first Distribution
Date for the Capital Securities will be          , 1998.  The amount of
Distributions payable for any period less than a full Distribution period will be computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. Distributions payable for each full Distribution period will be computed by dividing the rate per annum by four. If any date on which Distributions are payable on the Capital Securities is not a Business Day, then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (without any additional Distributions or other payment in respect of any such delay), with the same force and effect as if made on the date such payment was originally payable.

  "Business Day" means a day other than (a) a Saturday or Sunday, (b) a day on which banking institutions in the City of New York or the City of Pittsburgh, Pennsylvania are authorized or required by law or executive order to remain closed, or (c) a day on which the corporate trust office of the Property Trustee or the Debenture Trustee is closed for business.

  So long as no Debenture Event of Default has occurred and is continuing, the Company will have the right under the Junior Subordinated Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each

Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. As a consequence of any such deferral, quarterly Distributions on the Capital Securities by the Issuer Trust will be deferred during any such Extension Period. Distributions to which holders of the Capital Securities are entitled will accumulate additional
Distributions thereon at the rate of    % per annum, compounded quarterly from
the relevant payment date for such Distributions, computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. Additional Distributions payable for each full Distribution period will be computed by dividing the rate per annum by four.
The term "Distributions" as used herein shall include any such additional Distributions.

  During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to the Junior Subordinated Debentures (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Company (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period, (b) as a result of an exchange or conversion of any class or series of the Company's capital stock (or any capital stock of a subsidiary of the Company) for any class or series of the Company's capital stock or of any class or series of the Company's indebtedness for any class or series of the Company's capital stock,
(c) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) any declaration of a dividend in connection with any stockholder's rights plan, or the issuance of rights, stock or other property under any stockholder's rights plan, or the redemption or repurchase of rights pursuant thereto, (e) payments under the Guarantee, or (f) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock). Prior to the termination of any such Extension Period, the Company may further defer the payment of interest, provided that no Extension Period may exceed 20 consecutive quarterly periods or extend beyond the Stated Maturity of the Junior Subordinated Debentures.

  Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the Issuer Trustees notice of its election of such Extension Period at least one Business Day prior to the earlier of (i) the date the Distributions on the Capital Securities would have been payable but for the election to begin such Extension Period and (ii) the date the Property Trustee is required to give notice to holders of the Capital Securities of the record date or the date such Distributions are payable, but in any event not less than one Business Day prior to such record date. The Property Trustee will give notice of the Company's election to begin a new Extension Period to the holders of the Capital Securities. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extension Period. See "Description of Junior Subordinated Debentures--Option To Extend Interest Payment Period" and "Certain Federal Income Tax Consequences-- Interest Income and Original Issue Discount."

  The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures.

  The revenue of the Issuer Trust available for distribution to holders of the Capital Securities will be limited to payments under the Junior Subordinated Debentures in which the Issuer Trust will invest the proceeds from the issuance and sale of the Capital Securities. See "Description of Junior Subordinated Debentures." If the Company does not make payments on the Junior Subordinated Debentures, the Issuer Trust may not have funds available to pay Distributions or other amounts payable on the Capital Securities. The payment of Distributions and other amounts payable on the Capital Securities (if and to the extent the Issuer Trust has funds legally available for and cash sufficient to make such payments) is guaranteed by the Company on a subordinated basis as set forth herein under "Description of Guarantee."

REDEMPTION

  Notice of redemption of the Trust Securities shall be given not less than 30 nor more than 60 days immediately prior to the date fixed for repayment or redemption. Upon the repayment or redemption, in whole or in part, of the Junior Subordinated Debentures, whether at Stated Maturity or upon earlier redemption as provided in the Junior Subordinated Indenture, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Trust Securities at a redemption price (the "Redemption Price") equal to 100% of the aggregate Liquidation Amount of such Trust Securities plus accumulated and unpaid Distributions thereon to the date of redemption (the "Redemption Date"). See "Description of Junior Subordinated Debentures--Redemption." If less than all the Junior Subordinated Debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption shall be allocated to the redemption pro rata of the Capital Securities and the Common Securities.

  The Company will have the right to redeem the Junior Subordinated Debentures
(i) on or after           , 2003, in whole at any time or in part from time to
time, or (ii) prior to         , 2003 in whole (but not in part) at any time
within 90 days following the occurrence and continuation of a Tax Event or an Investment Company Event (each as defined below). See "--Liquidation Distribution Upon Dissolution." A redemption of the Junior Subordinated Debentures would cause a mandatory redemption of the Capital Securities and Common Securities.

  "Like Amount" means (i) with respect to a redemption of Trust Securities, Trust Securities having a Liquidation Amount (as defined below) equal to that portion of the principal amount of Junior Subordinated Debentures to be contemporaneously redeemed in accordance with the Junior Subordinated Indenture, allocated to the Common Securities and to the Capital Securities based upon the relative Liquidation Amounts of such classes and (ii) with respect to a distribution of Junior Subordinated Debentures to holders of Trust Securities in connection with a dissolution or liquidation of the Issuer Trust, Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Junior Subordinated Debentures are distributed.

  "Liquidation Amount" means the stated amount of $25 per Trust Security.

  "Tax Event" means the receipt by the Issuer Trust of an opinion of counsel to the Company experienced in such matters, to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the Capital Securities, there is more than an insubstantial risk that (i) the Issuer Trust is, or will be within 90 days of the delivery of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, (ii) interest payable by the Company on the Junior Subordinated Debentures is not, or within 90 days of the delivery of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes or (iii) the Issuer Trust is, or will be within 90 days of the delivery of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

  "Investment Company Event" means the receipt by the Issuer Trust of an opinion of counsel to the Company experienced in such matters, to the effect that, as a result of the occurrence of a change in law or regulation or a written change (including any announced prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Issuer Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance of the Capital Securities.

  Payment of Additional Sums.   If a Tax Event described in clause (i) or (iii)
of the definition of Tax Event above has occurred and is continuing and the Issuer Trust is the holder of all the Junior Subordinated Debentures, the Company will pay Additional Sums (as defined below), if any, on the Junior Subordinated Debentures.

  "Additional Sums" means the additional amounts as may be necessary in order that the amount of Distributions then due and payable by the Issuer Trust on the outstanding Trust Securities of the Issuer Trust will not be reduced as a result of any additional taxes, duties and other governmental charges to which the Issuer Trust has become subject as a result of a Tax Event.

REDEMPTION PROCEDURES

  Capital Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Junior Subordinated Debentures. Redemptions of the Capital Securities shall be made and the Redemption Price shall be payable on each Redemption Date only to the extent that the Issuer Trust has funds legally available for the payment of such Redemption Price. See also "--Subordination of Common Securities."

  If the Issuer Trust gives a notice of redemption in respect of the Capital Securities, then, by 12:00 noon, New York City time, on the Redemption Date, to the extent funds are available, in the case of Capital Securities held in book-entry form, the Property Trustee will deposit irrevocably with DTC funds sufficient to pay the applicable Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders of the Capital Securities. With respect to Capital Securities not held in book-entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the Capital Securities funds sufficient to pay the applicable Redemption Price and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing the Capital Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Capital Securities called for redemption shall be payable to the holders of the Capital Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit all rights of the holders of such Capital Securities so called for redemption will cease, except the right of the holders of such Capital Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Capital Securities will cease to be outstanding. If any date fixed for redemption of Capital Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Capital Securities called for redemption is improperly withheld or refused and not paid either by the Issuer Trust or by the Company pursuant to the Guarantee as described under "Description of Guarantee," Distributions on such Capital Securities will continue to accumulate at the then applicable rate, from the Redemption Date originally established by the Issuer Trust for such Capital Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price.

  Subject to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may at any time and from time to time purchase outstanding Capital Securities by tender, in the open market or by private agreement, and may resell such securities.

  If less than all the Capital Securities and Common Securities are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of such Capital Securities and Common Securities to be redeemed shall be allocated pro rata to the Capital Securities and the Common Securities based upon the relative Liquidation Amounts of such classes. The particular Capital Securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the Redemption Date from the outstanding Capital Securities not previously called for redemption, by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or an integral multiple of $25 in excess thereof) of the Liquidation Amount of Capital Securities of a denomination larger than $25, or if the Capital Securities are then held in the form of a Global Capital Security (as defined below), in accordance with DTC's customary procedures. The Property Trustee shall promptly notify the securities registrar for the Trust Securities in writing of the Capital Securities selected for redemption and, in the case of any Capital Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Capital Securities shall relate, in the case of any Capital Securities redeemed or to be redeemed only in part, to the portion of the aggregate Liquidation Amount of Capital Securities which has been or is to be redeemed.

  Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each registered holder of Capital Securities to be redeemed at its address appearing on the securities register for the Trust Securities. Unless the Company defaults in payment of the Redemption Price on the Junior Subordinated Debentures, on and after the Redemption Date interest will cease to accrue on the Junior Subordinated Debentures or portions thereof (and, unless payment of the Redemption Price in respect of the Capital Securities is withheld or refused and not paid either by the Issuer Trust or the Company pursuant to the Guarantee, Distributions will cease to accumulate on the Capital Securities or portions thereof) called for redemption.

SUBORDINATION OF COMMON SECURITIES

  Payment of Distributions on, and the Redemption Price of, the Capital Securities and Common Securities, as applicable, shall be made pro rata based on the Liquidation Amount of such Capital Securities and Common Securities. However, if on any Distribution Date or Redemption Date a Debenture Event of Default has occurred and is continuing as a result of any failure by the Company to pay any amounts in respect of the Junior Subordinated Debentures when due, no payment of any Distribution on, or Redemption Price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all the outstanding Capital Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all the outstanding Capital Securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Capital Securities then due and payable.

  In the case of any Event of Default (as defined below) resulting from a Debenture Event of Default, the holders of the Common Securities will be deemed to have waived any right to act with respect to any such Event of Default under the Trust Agreement until the effects of all such Events of Default with respect to such Capital Securities have been cured, waived or otherwise eliminated. See "--Events of Default; Notice" and "Description of Junior Subordinated Debentures--Debenture Events of Default." Until all such Events of Default under the Trust Agreement with respect to the Capital Securities have been so cured, waived or otherwise eliminated, the Property Trustee will act solely on behalf of the holders of the Capital Securities and not on behalf of the holders of the Common Securities, and only the holders of the Capital Securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

  The amount payable on the Capital Securities in the event of any liquidation of the Issuer Trust is $25 per Capital Security plus accumulated and unpaid Distributions, subject to certain exceptions, which may be in the form of a distribution of such amount in Junior Subordinated Debentures.

  The holders of all the outstanding Common Securities have the right at any time to dissolve the Issuer Trust and, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Capital Securities and Common Securities in liquidation of the Issuer Trust.

  Pursuant to the Trust Agreement, the Issuer Trust will automatically dissolve upon expiration of its term or, if earlier, will dissolve on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of the Company or the holder of the Common Securities, (ii) the distribution of a Like Amount of the Junior Subordinated Debentures to the holders of the Trust Securities, if the holders of Common Securities have given written direction to the Property Trustee to dissolve the Issuer Trust (which direction, subject to the foregoing restrictions, is optional and wholly within the discretion of the holders of Common Securities), (iii) the repayment of all the Capital Securities in connection with the redemption of all the Trust Securities as described under "- -Redemption" and (iv) the entry of an order for the dissolution of the Issuer Trust by a court of competent jurisdiction.

  If dissolution of the Issuer Trust occurs as described in clause (i), (ii) or
(iv) above, the Issuer Trust will be liquidated by the Property Trustee as expeditiously as the Property Trustee determines to be possible by distributing, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, to the holders of such Trust Securities a Like Amount of the Junior Subordinated Debentures, unless such distribution is not practical, in which event such holders will be entitled to receive out of the assets of the Issuer Trust available for distribution to holders, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, an amount equal to, in the case of holders of Capital Securities, the aggregate of the Liquidation Amount plus accumulated and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Issuer Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Issuer Trust on its Capital Securities shall be paid on a pro rata basis. The holders of the Common Securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of the Capital Securities, except that if a Debenture Event of Default has occurred and is continuing as a result of any failure by the Company to pay any amounts in respect of the Junior Subordinated Debentures when due, the Capital Securities shall have a priority over the Common Securities. See "--Subordination of Common Securities."

  After the liquidation date is fixed for any distribution of Junior Subordinated Debentures (i) the Capital Securities will no longer be deemed to be outstanding, (ii) DTC or its nominee, as the registered holder of Capital Securities, will receive a registered global certificate or certificates representing the Junior Subordinated Debentures to be delivered upon such distribution with respect to Capital Securities held by DTC or its nominee and
(iii) any certificates representing the Capital Securities not held by DTC or its nominee will be deemed to represent the Junior Subordinated Debentures having a principal amount equal to the stated Liquidation Amount of the Capital Securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid Distributions on the Capital Securities until such certificates are presented to the security registrar for the Trust Securities for transfer or reissuance.

  If the Company does not redeem the Junior Subordinated Debentures prior to maturity and the Issuer Trust is not liquidated and the Junior Subordinated Debentures are not distributed to holders of the Capital Securities, the Capital Securities will remain outstanding until the repayment of the Junior Subordinated Debentures and the distribution of the Liquidation Distribution to the holders of the Capital Securities.

  There can be no assurance as to the market prices for the Capital Securities or the Junior Subordinated Debentures that may be distributed in exchange for Capital Securities if a dissolution and liquidation of the Issuer

Trust were to occur. Accordingly, the Capital Securities that an investor may purchase, or the Junior Subordinated Debentures that the investor may receive on dissolution and liquidation of the Issuer Trust, may trade at a discount to the price that the investor paid to purchase the Capital Securities offered hereby.

EVENTS OF DEFAULT; NOTICE

  Any one of the following events constitutes an "Event of Default" under the Trust Agreement (an "Event of Default") with respect to the Capital Securities (whatever the reason for such Event of Default and whether it is voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

    (i) the occurrence of a Debenture Event of Default (see "Description of Junior Subordinated Debentures--Debenture Events of Default"); or

    (ii) default by the Issuer Trust or Property Trustee in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

    (iii) default by the Issuer Trust or Property Trustee in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

    (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Issuer Trustees in the Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clause (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Issuer Trustees and the Company by the holders of at least 25% in aggregate Liquidation Amount of the outstanding Capital Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

    (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee if a successor Property Trustee has not been appointed within 90 days thereof.

    Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee will transmit notice of such Event of Default to the holders of Trust Securities and the Administrators, unless such Event of Default has been cured or waived. The Company, as Depositor, and the Administrators are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

    If a Debenture Event of Default has occurred and is continuing as a result of any failure by the Company to pay any amounts in respect of the Junior Subordinated Debentures when due, the Capital Securities will have a preference over the Common Securities with respect to payments of any amounts in respect of the Capital Securities as described above. See "--Subordination of Common Securities," "-- Liquidation Distribution Upon Dissolution" and "Description of Junior Subordinated Debentures-- Debenture Events of Default."

REMOVAL OF ISSUER TRUSTEES; APPOINTMENT OF SUCCESSORS

    The holders of at least a majority in aggregate Liquidation Amount of the outstanding Capital Securities may remove an Issuer Trustee if a Debenture Event of Default has occurred and is continuing. If an Issuer Trustee is removed at a time when a Debenture Event of Default has occurred and is continuing, the holders of at least a majority in aggregate Liquidation Amount of Capital Securities may appoint a successor Issuer Trustee. If no Debenture Event of Default has occurred and is continuing at such time, the Company, as holder of the Common Securities, may remove the Issuer Trustee and appoint a successor. If an Administrative Trustee is removed, resigns or otherwise vacates office, the Company, as holder of the Common Securities, shall promptly appoint a successor. In no event will the holders of Capital Securities have the right to vote to remove the Administrative Trustees, which voting rights are vested exclusively in the Company, as holder of the Common Securities. If a successor has not been appointed to fill a vacancy in accordance with the Trust Agreement, any holder of Trust Securities (who has been a holder for at least six months), or a resigning or removed Trustee (in the case of the failure to appoint its successor) may petition a court of competent jurisdiction to appoint a successor. Any Delaware Trustee must meet the applicable requirements of Delaware law. Any Property Trustee must be a national or state-chartered bank and at the time of appointment have securities rated in one of the three highest rating categories by a nationally recognized statistical rating organization and have capital and surplus of at least $50,000,000. Each Administrative Trustee shall be an officer of the Company or an affiliate. No resignation or removal of an Issuer Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

MERGER OR CONSOLIDATION OF ISSUER TRUSTEES

    Any entity into which the Property Trustee or the Delaware Trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which such Issuer Trustee is a party, or any entity succeeding to all or substantially all the corporate trust business of such Issuer Trustee, will be the successor of such Issuer Trustee under the Trust Agreement, provided such entity is otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE ISSUER TRUST

    The Issuer Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any entity, except as described below or as otherwise set forth in the Trust Agreement. The Issuer Trust may, at the request of the holders of the Common Securities and with the consent of the holders of at least a majority in aggregate Liquidation Amount of the outstanding Capital Securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State, so long as (i) such successor entity either (a) expressly assumes all the obligations of the Issuer Trust with respect to the Capital Securities or (b) substitutes for the Capital Securities other securities having substantially the same terms as the Capital Securities (the "Successor Securities") so long as the Successor Securities have the same priority as the Capital Securities with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) a trustee of such successor entity, possessing the same powers and duties as the Property Trustee, is appointed to hold the Junior Subordinated Debentures, (iii) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Capital Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Capital Securities (including any Successor Securities) in any material respect, (v) such successor entity has a purpose substantially identical to that of the Issuer Trust, (vi) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Issuer Trust has received an opinion from counsel experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Capital Securities (including any Successor Securities) in any material respect and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Issuer Trust nor such successor entity will be required to register as an investment company under the Investment Company Act, and (vii) the Company or any permitted successor or assignee owns all the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, the Issuer Trust may not, except with the consent of holders of 100% in aggregate Liquidation Amount of the Capital Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Issuer Trust or the successor entity to be taxable as a corporation for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

    Except as provided below and under "--Removal of Issuer Trustees; Appointment of Successors" and "Description of Guarantee--Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the holders of the Capital Securities will have no voting rights.

    The Trust Agreement may be amended from time to time by the holders of a majority of the Common Securities and the Property Trustee, without the consent of the holders of the Capital Securities, (i) to cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement, provided that any such amendment does not adversely affect in any material respect the interests of any holder of Trust Securities, or (ii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as may be necessary to ensure that the Issuer Trust will not be taxable as a corporation for United States federal income tax purposes at any time that any Trust Securities are outstanding or to ensure that the Issuer Trust will not be required to register as an "investment company" under the Investment Company Act, and any such amendments of the Trust Agreement will become effective when notice of such amendment is given to the holders of Trust Securities. The Trust Agreement may be amended by the holders of a majority of the Common Securities and the Property Trustee with (i) the consent of holders representing not less than a majority in aggregate Liquidation Amount of the outstanding Capital Securities and (ii) receipt by the Issuer Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Issuer Trustees in accordance with such amendment will not affect the Issuer Trust's not being taxable as a corporation for United States federal income tax purposes or the Issuer Trust's exemption from status as an "investment company" under the Investment Company Act, except that, without the consent of each holder of Trust Securities affected thereby, the Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date or
(ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

    So long as any Junior Subordinated Debentures are held by the Issuer Trust, the Property Trustee will not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or execute any trust or power conferred on the Property Trustee with respect to the Junior Subordinated Debentures, (ii) waive any past default that is available under Section 513 of the Junior Subordinated Indenture, (iii) exercise any right to rescind or annul a declaration that the Junior Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Junior Subordinated Indenture or the Junior Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of at least a majority in aggregate Liquidation Amount of the outstanding Capital Securities, except that, if a consent under the Junior Subordinated Indenture would require the consent of each holder of Junior Subordinated Debentures affected thereby, no such consent will be given by the Property Trustee without the prior consent of each holder of the Capital Securities. The Property Trustee may not revoke any action previously authorized or approved by a vote of the holders of the Capital Securities except by subsequent vote of the holders of the Capital Securities. The Property Trustee will notify each holder of Capital Securities of any notice of default with respect to the Junior Subordinated Debentures. In addition to obtaining the foregoing approvals of the holders of the Capital Securities, before taking any of the foregoing actions, the Property Trustee will obtain an opinion of counsel experienced in such matters to the effect that the Issuer Trust will not be taxable as a corporation for United States federal income tax purposes on account of such action.

    Any required approval of holders of Capital Securities may be given at a meeting of holders of Capital Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Capital Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each registered holder of Capital Securities in the manner set forth in the Trust Agreement.

    No vote or consent of the holders of Capital Securities will be required to redeem and cancel Capital Securities in accordance with the Trust Agreement.

    Notwithstanding that holders of Capital Securities are entitled to vote or consent under any of the circumstances described above, any of the Capital Securities that are owned by the Company, the Issuer Trustees or any affiliate of the Company or any Issuer Trustees, will, for purposes of such vote or consent, be treated as if they were not outstanding.

EXPENSES AND TAXES

    In the Junior Subordinated Indenture, the Company, as borrower, will agree to pay all debts and other obligations (other than with respect to the Capital Securities) and all costs and expenses of the Issuer Trust (including costs and expenses relating to the organization of the Issuer Trust, the fees and expenses of the Issuer Trustees and the costs and expenses relating to the operation of the Issuer Trust) and to pay any and all taxes and all costs and expenses with respect thereto (other than United States withholding taxes) to which the Issuer Trust might become subject. The foregoing obligations of the Company under the Junior Subordinated Indenture are for the benefit of, and shall be enforceable by, any person to whom any such debts, obligations, costs, expenses and taxes are owed (a "Creditor") whether or not such Creditor has received notice thereof. Any such Creditor may enforce such obligations of the Company directly against the Company, and the Company has irrevocably waived any right or remedy to require that any such Creditor take any action against the Issuer Trust or any other person before proceeding against the Company. The Company will also agree in the Junior Subordinated Indenture to execute such additional agreements as may be necessary or desirable to give full effect to the foregoing.

BOOK-ENTRY PROCEDURES, DELIVERY AND FORM

    The Capital Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the Depository and registered in the name of the Depository's nominee. Unless and until it is exchangeable in whole or in part for the Capital Securities in definitive form, a global security may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor of such Depository or a nominee of such successor.

    Ownership of beneficial interests in a global security will be limited to persons that have accounts with the Depository or its nominee ("Participants") or persons that may hold interests through Participants. The Company expects that, upon the issuance of a global security, the Depository will credit, on its book-entry registration and transfer system, the Participants' accounts with their respective principal amounts of the Capital Securities represented by such global security. Ownership of beneficial interests in such global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depository (with respect to interests of Participants) and on the records of Participants (with respect to interests of Persons held through Participants). Beneficial owners will not receive written confirmation from the Depository of their purchase, but are expected to receive written confirmations from the Participants through which the beneficial owner entered into the transaction. Transfers of ownership interests will be accomplished by entries on the books of Participants acting on behalf of the beneficial owners.

    So long as the Depository, or its nominee, is the registered owner of a global security, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Capital Securities represented by such global security for all purposes under the Junior Subordinated Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to receive physical delivery of the Capital Securities in definitive form and will not be considered the owners or holders thereof under the Junior Subordinated Indenture. Accordingly, each person owning a beneficial interest in such a global security must rely on the procedures of the Depository and, if such person is not a Participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Junior Subordinated Indenture. The Company understands that, under the Depository's existing practices, in the event that the Company requests any action of holders, or an owner of a beneficial interest in such a global security desires to take any action which a holder is entitled to take under the Junior Subordinated Indenture, the Depository would authorize the Participants holding the relevant beneficial interests to take such action, and such Participants would authorize beneficial owners owning through such Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. Redemption notices will also be sent to the Depository. If less than all of the Capital Securities are being redeemed, the Company understands that it is the Depository's existing practice to determine by lot the amount of the interest of each Participant to be redeemed.

    Distributions on the Capital Securities registered in the name of the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the global security representing such Capital Securities. None of the Company, the Trustees, any Paying Agent or any other agent of the Company or the Issuer Trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such Capital Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Disbursements of Distributions to Participants shall be the responsibility of the Depository. The Depository's practice is to credit Participants' accounts on a payable date in accordance with their respective holdings shown on the Depository's records unless the Depository has reason to believe that it will not receive payment on such payable date. Payments by Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depository, the Company, the Trustees, the Paying Agent or any other agent of the Company, subject to any statutory or regulatory requirements as may be in effect from time to time.

    The Depository may discontinue providing its services as securities depository with respect to the Capital Securities at any time by giving reasonable notice to the Company or the Property Trustee. If the Depository notifies the Company that it is unwilling to continue as such, or if it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depository is not appointed by the Company within ninety days after receiving such notice or becoming aware that the Depository is no longer so registered, the Company will issue the Capital Securities in definitive form upon registration of transfer of, or in exchange for, such global security. In addition, the Company may at any time and in its sole discretion determine not to have the Capital Securities represented by one or more global securities and, in such event, will issue Capital Securities in definitive form in exchange for all of the global securities representing such Capital Securities.

    DTC has advised the Company and the Issuer Trust as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book entry changes to accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the Underwriters. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with a Participant, either directly or indirectly.

PAYMENT AND PAYING AGENCY

    Payments in respect of the Capital Securities will be made to DTC, which will credit the relevant accounts at DTC on the applicable Distribution Dates or, if the Capital Securities are not held by DTC, such payments will be made by check mailed to the address of the holder entitled thereto as such address appears on the securities register for the Trust Securities. The paying agent (the "Paying Agent") will initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrators. The Paying Agent will be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee and the Administrators. If the Property Trustee is no longer the Paying Agent, the Property Trustee will appoint a successor (which must be a bank or trust company reasonably acceptable to the Administrators) to act as Paying Agent.

REGISTRAR AND TRANSFER AGENT

    The Property Trustee will act as registrar and transfer agent for the Capital Securities.

    Registration of transfers of Capital Securities will be effected without charge by or on behalf of the Issuer Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Issuer Trust will not be required to register or cause to be registered the transfer of the Capital Securities after the Capital Securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

    The Property Trustee, other than during the occurrence and continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Capital Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

    For information concerning the relationships between Bankers Trust Company, the Property Trustee, and the Company, see "Description of Junior Subordinated Debentures--Information Concerning the Debenture Trustee."

MISCELLANEOUS

    The Administrators and the Property Trustee are authorized and directed to conduct the affairs of and to operate the Issuer Trust in such a way that the Issuer Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or taxable as a corporation for United States federal income tax purposes and so that the Junior Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Property Trustee and the holders of Common Securities are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Issuer Trust or the Trust Agreement, that the Property Trustee and the holders of Common Securities determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the Capital Securities.

    Holders of the Capital Securities have no preemptive or similar rights.

    The Issuer Trust may not borrow money or issue debt or mortgage or pledge any of its assets.

GOVERNING LAW

    The Trust Agreement will be governed by and construed in accordance with the laws of the State of Delaware.

                 DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

    The Junior Subordinated Debentures are to be issued under the Junior Subordinated Indenture, under which Bankers Trust Company is acting as Debenture Trustee. This summary of certain terms and provisions of the Junior Subordinated Debentures and the Junior Subordinated Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Junior Subordinated Indenture, including the definitions therein of certain terms. Whenever particular defined terms of the Junior Subordinated Indenture (as amended or supplemented from time to time) are referred to herein, such defined terms are incorporated herein by reference. A copy of the form of Junior Subordinated Indenture is available from the Debenture Trustee upon request.

GENERAL

    Concurrently with the issuance of the Capital Securities, the Issuer Trust will invest the proceeds thereof, together with the consideration paid by the Company for the Common Securities, in the Junior Subordinated

Debentures issued by the Company.  The Junior Subordinated Debentures will bear
interest, accruing from             , 1998, at the annual rate of      % of the
principal amount thereof, payable quarterly in arrears on the         day of
      ,              ,             and         of each year (each, an
"Interest Payment Date"), commencing          , 1998, to the person in whose
name each Junior Subordinated Debenture is registered at the close of
business on the        day of       ,       ,           or        (whether or
not a Business Day) next preceding such Interest Payment Date. It is anticipated that, until the liquidation, if any, of the Issuer Trust, each Junior Subordinated Debenture will be registered in the name of the Issuer Trust and held by the Property Trustee in trust for the benefit of the holders of the Trust Securities. The amount of interest payable for any period less than a full interest period will be computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. The amount of interest payable for any full interest period will be computed by dividing the rate per annum by four. If any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the
extent permitted by law) at the rate per annum of         %, compounded
quarterly and computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. The amount of additional interest payable for any full interest period will be computed by dividing the rate per annum by four. The term "interest" as used herein includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Sums (as defined below), as applicable.

    The Junior Subordinated Debentures will be issued pursuant to the Junior Subordinated Indenture. The Junior Subordinated Debentures will mature on
, 2038 (such date, as it may be shortened hereinafter described, the "Stated Maturity"). The Stated Maturity may be shortened at any time by the Company to
any date not earlier than           , 2013.  If the Company elects to shorten
the Stated Maturity of the Junior Subordinated Debentures, it will give notice to the Debenture Trustee, and the Debenture Trustee will give notice of such change to the holders of the Junior Subordinated Debentures not less than 30 and not more than 60 days prior to the effectiveness thereof.

    The Junior Subordinated Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior Indebtedness of the Company. The Junior Subordinated Debentures will not be subject to a sinking fund. The Junior Subordinated Indenture does not limit the occurrence or issuance of other secured or unsecured debt by the Company, including Senior Indebtedness, whether under the Junior Subordinated Indenture or any existing or other indenture that the Company may enter into in the future or otherwise. See "--Subordination."

OPTION TO EXTEND INTEREST PAYMENT PERIOD

    So long as no Debenture Event of Default has occurred and is continuing, the Company will have the right at any time during the term of the Junior Subordinated Debentures to defer the payment of interest at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. At the end of such Extension Period, the Company must pay all interest then accrued and unpaid
(together with interest thereon at the annual rate of    %, compounded quarterly
and computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period, to the extent permitted by applicable law). The amount of additional interest payable for any full interest period will be computed by dividing the rate per annum by four. During an Extension Period, interest will continue to accrue and holders of Junior Subordinated Debentures (or holders of Capital Securities while outstanding) will be required to accrue interest income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

    During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to the Junior Subordinated Debentures (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Company (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period, (b) as a result of an exchange or conversion of any class or series of the Company's capital stock (or any capital stock of a subsidiary of the Company) for any class or series of the Company's capital stock or of any class or series of the Company's indebtedness for any class or series of the Company's capital stock,
(c) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) any declaration of a dividend in connection with any stockholder's rights plan, or the issuance of rights, stock or other property under any stockholders rights plan, or the redemption or repurchase of rights pursuant thereto, (e) payments under the Guarantee, or (f) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock). Prior to the termination of any such Extension Period, the Company may further defer the payment of interest, provided that no Extension Period may exceed 20 consecutive quarterly periods or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period subject to the above conditions. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the Issuer Trustees notice of its election of such Extension Period at least one Business Day prior to the earlier of (i) the date the Distributions on the Capital Securities would have been payable but for the election to begin such Extension Period and (ii) the date the Property Trustee is required to give notice to holders of the Capital Securities of the record date or the date such Distributions are payable, but in any event not less than one Business Day prior to such record date. The Property Trustee will give notice of the Company's election to begin a new Extension Period to the holders of the Capital Securities. There is no limitation on the number of times that the Company may elect to begin an Extension Period.

REDEMPTION

    The Junior Subordinated Debentures are redeemable prior to the Stated
Maturity at the option of the Company (i) on or after              , 2003, in
whole at any time or in part from time to time, and (ii) prior to             ,
2003, in whole (but not in part) at any time within 90 days following the occurrence and continuation of a Tax Event or an Investment Company Event (each as defined under "Description of Capital Securities--Redemption"), in each case at a Redemption Price equal to the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof. See "Description of Capital Securities-- Redemption.

ADDITIONAL SUMS

    The Company will covenant in the Junior Subordinated Indenture that, if and for so long as (i) the Issuer Trust is the holder of all Junior Subordinated Debentures and (ii) the Issuer Trust is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, the Company will pay as additional sums on the Junior Subordinated Debentures such amounts as may be required so that the Distributions payable by the Issuer Trust will not be reduced as a result of any such additional taxes, duties or other governmental charges. See "Description of Capital Securities--Redemption."

REGISTRATION, DENOMINATION AND TRANSFER

    The Junior Subordinated Debentures will initially be registered in the name of the Issuer Trust. If the Junior Subordinated Debentures are distributed to holders of Capital Securities, it is anticipated that the depositary arrangements for the Junior Subordinated Debentures will be substantially identical to those in effect for the Capital Securities. See "Description of Capital Securities--Book-Entry Procedures, Delivery and Form."

    Although DTC has agreed to the procedures described above, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days of receipt of notice from DTC to such effect, the Company will cause the Junior Subordinated Debentures to be issued in definitive form.

    Payments on Junior Subordinated Debentures represented by a global security will be made to Cede & Co., the nominee for DTC, as the registered holder of the Junior Subordinated Debentures, as described under "Description of the Capital Securities--Book-Entry Procedures, Delivery and Form." If Junior Subordinated Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Junior Subordinated Debentures will be registrable, and Junior Subordinated Debentures will be exchangeable for Junior Subordinated Debentures of other authorized denominations of a like aggregate principal amount, at the corporate trust office of the Debenture Trustee in New York, New York or at the offices of any Paying Agent or transfer agent appointed by the Company, provided that payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto.
However, a holder of $1 million or more in aggregate principal amount of Junior Subordinated Debentures may receive payments of interest (other than interest payable at the Stated Maturity) by wire transfer of immediately available funds upon written request to the Debenture Trustee not later than 15 calendar days prior to the date on which the interest is payable.

    Junior Subordinated Debentures will be exchangeable for other Junior Subordinated Debentures of like tenor, of any authorized denominations, and of a like aggregate principal amount.

    Junior Subordinated Debentures may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the securities registrar appointed under the Junior Subordinated Indenture or at the office of any transfer agent designated by the Company for such purpose without service charge and upon payment of any taxes and other governmental charges as described in the Junior Subordinated Indenture. The Company will appoint the Debenture Trustee as securities registrar under the Junior Subordinated Indenture. The Company may at any time designate additional transfer agents with respect to the Junior Subordinated Debentures.

    In the event of any redemption, neither the Company nor the Debenture Trustee shall be required to (i) issue, register the transfer of or exchange Junior Subordinated Debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of the Junior Subordinated Debentures to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) transfer or exchange any Junior Subordinated Debentures so selected for redemption, except, in the case of any Junior Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

    Any monies deposited with the Debenture Trustee or any paying agent, or then held by the Company in trust, for the payment of the principal of (and premium, if any) or interest on any Junior Subordinated Debenture and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall, at the request of the Company, be repaid to the Company and the holder of such Junior Subordinated Debenture shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

RESTRICTIONS ON CERTAIN PAYMENTS; CERTAIN COVENANTS OF THE COMPANY

    The Company will covenant that it will not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to the Junior Subordinated Debentures (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Company (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period or other event referred to below, (b) as a result of an exchange or conversion of any class or series of the Company's capital stock (or any capital stock of a subsidiary of the Company) for any class or series of the Company's capital stock or of any class or series of the Company's indebtedness for any class or series of the Company's capital stock,
(c) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) any declaration of a dividend in connection with any stockholder's rights plan, or the issuance of rights, stock or other property under any stockholder's rights plan, or the redemption or repurchase of rights pursuant thereto, (e) payments under the Guarantee, or (f) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock), if at such time (i) there has occurred any event (a) of which the Company has actual knowledge that with the giving of notice or the lapse of time, or both, would constitute a Debenture Event of Default and (b) that the Company has not taken reasonable steps to cure, (ii) if the Junior Subordinated Debentures are held by the Issuer Trust, the Company is in default with respect to its payment of any obligations under the Guarantee or (iii) the Company has given notice of its election of an Extension Period as provided in the Junior Subordinated Indenture and has not rescinded such notice, or such Extension Period, or any extension thereof, is continuing.

    The Company will covenant in the Junior Subordinated Indenture (i) to continue to hold, directly or indirectly, 100% of the Common Securities, provided that certain successors that are permitted pursuant to the Junior Subordinated Indenture may succeed to the Company's ownership of the Common Securities, (ii) as holder of the Common Securities, not to voluntarily dissolve, windup or liquidate the Issuer Trust, other than (a) in connection with a distribution of Junior Subordinated Debentures to the holders of the Capital Securities in liquidation of the Issuer Trust or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Issuer Trust to continue not to be taxable as a corporation for United States federal income tax purposes.

MODIFICATION OF JUNIOR SUBORDINATED INDENTURE

    From time to time, the Company and the Debenture Trustee may, without the consent of any of the holders of the outstanding Junior Subordinated Debentures, amend, waive or supplement the provisions of the Junior Subordinated Indenture to: (1) evidence succession of another corporation or association to the Company and the assumption by such person of the obligations of the Company under the Junior Subordinated Debentures, (2) add further covenants, restrictions or conditions for the protection of holders of the Junior Subordinated Debentures,
(3) cure ambiguities or correct the Junior Subordinated Debentures in the case of defects or inconsistencies in the provisions thereof, so long as any such cure or correction does not adversely affect the interest of the holders of the Junior Subordinated Debentures in any material respect, (4) change the terms of the Junior Subordinated Debentures to facilitate the issuance of the Junior Subordinated Debentures in certificated or other definitive form, (5) evidence or provide for the appointment of a successor Debenture Trustee, or (6) qualify, or maintain the qualification of, the Junior Subordinated Indentures under the Trust Indenture Act.

    The Junior Subordinated Indenture contains provisions permitting the Company and the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of the Junior Subordinated Debentures, to modify the Junior Subordinated Indenture in a manner affecting the rights of the holders of the Junior Subordinated Debentures, except that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debenture so affected, (i) change the Stated Maturity of the Junior Subordinated Debentures other than shortening the maturity in accordance with the terms of the Junior Subordinated Indenture, or reduce the principal amount thereof, the rate of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the currency in which, any such amount is payable or impair the right to institute suit for the enforcement of any Junior Subordinated Debenture or (ii) reduce the percentage of principal amount of Junior Subordinated Debentures, the holders of which are required to consent to any such modification of the Junior Subordinated Indenture. Furthermore, so long as any of the Capital Securities remain outstanding, no such modification may be made that adversely affects the holders of such Capital Securities in any material respect, and no termination of the Junior Subordinated Indenture may occur, and no waiver of any Debenture Event of Default or compliance with any covenant under the Junior Subordinated Indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of the outstanding Capital Securities unless and until the principal of (and premium, if any, on) the Junior Subordinated Debentures and all accrued and unpaid interest thereon have been paid in full and certain other conditions are satisfied.

DEBENTURE EVENTS OF DEFAULT

    The Junior Subordinated Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Debentures that has occurred and is continuing constitutes an "Event of Default" with respect to the Junior Subordinated Debentures:

    (i) failure for 30 days to pay any interest on the Junior Subordinated Debentures when due (subject to the deferral of any due date in the case of an Extension Period); or

    (ii) failure to pay any principal of or premium, if any, on the Junior Subordinated Debentures when due whether at maturity, upon redemption, by declaration of acceleration or otherwise; or

    (iii) failure to observe or perform in any material respect certain other covenants contained in the Junior Subordinated Indenture for 90 days after written notice to the Company from the Debenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of the outstanding Junior Subordinated Debentures; or

    (iv) the Company consents to the appointment of a receiver or other similar official in any liquidation, insolvency or similar proceeding with respect to the Company or all or substantially all its property.

    For purposes of the Trust Agreement and this Prospectus, each such Event of Default under the Junior Subordinated Debenture is referred to as a "Debenture Event of Default." As described in "Description of Capital Securities--Events of Default; Notice," the occurrence of a Debenture Event of Default will also constitute an Event of Default in respect of the Trust Securities.

    The holders of at least a majority in aggregate principal amount of outstanding Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee. The Debenture Trustee or the holders of not less than 25% in aggregate principal amount of outstanding Junior Subordinated Debentures may declare the principal due and payable immediately upon a Debenture Event of Default, and, should the Debenture Trustee or such holders of Junior Subordinated Debentures fail to make such declaration, the holders of at least 25% in aggregate Liquidation Amount of the outstanding Capital Securities shall have such right. The holders of a majority in aggregate principal amount of outstanding Junior Subordinated Debentures may annul such declaration and waive the default if all defaults (other than the non-payment of the principal of Junior Subordinated Debentures which has become due solely by such acceleration) have been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee. Should the holders of Junior Subordinated Debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate Liquidation Amount of the outstanding Capital Securities shall have such right.

    The holders of at least a majority in aggregate principal amount of the outstanding Junior Subordinated Debentures affected thereby may, on behalf of the holders of all the Junior Subordinated Debentures, waive any past default, except a default in the payment of principal (or premium, if any) or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee) or a default in respect of a covenant or provision which under the Junior Subordinated Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Debenture affected thereby. See "--Modification of Junior Subordinated Indenture." The Company is required to file annually with the Debenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Junior Subordinated Indenture.

    If a Debenture Event of Default occurs and is continuing, the Property Trustee will have the right to declare the principal of and the interest on the Junior Subordinated Debentures, and any other amounts payable under the Junior Subordinated Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Junior Subordinated Debentures.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF CAPITAL SECURITIES

    If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay any amounts payable in respect of the Junior Subordinated Debentures on the date such amounts are otherwise payable, a registered holder of Capital Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of an amount equal to the amount payable in respect of Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Capital Securities held by such holder. The Company may not amend the Junior Subordinated Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all the Capital Securities. The Company will have the right under the Junior Subordinated Indenture to set-off any payment made to such holder of Capital Securities by the Company in connection with a Direct Action.

    The holders of the Capital Securities would not be able to exercise directly any remedies available to the holders of the Junior Subordinated Debentures except under the circumstances described in the preceding paragraph. See "Description of Capital Securities--Events of Default; Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

    The Junior Subordinated Indenture provides that the Company may not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and no Person may consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless (i) if the Company consolidates with or merges into another Person or conveys or transfers its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any state or the District of Columbia, and such successor Person expressly assumes the Company's obligations in respect of the Junior Subordinated Debentures; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would constitute a Debenture Event of Default, has occurred and is continuing; and (iii) certain other conditions as prescribed in the Junior Subordinated Indenture are satisfied.

    The provisions of the Junior Subordinated Indenture do not afford holders of the Junior Subordinated Debentures protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Junior Subordinated Debentures.

SATISFACTION AND DISCHARGE

    The Junior Subordinated Indenture provides that when, among other things, all Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at the Stated Maturity within one year, and the Company deposits or causes to be deposited with the Debenture Trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit or to the Stated Maturity, as the case may be, then the Junior Subordinated Indenture will cease to be of further effect (except as to the Company's obligations to pay all other sums due pursuant to the Junior Subordinated Indenture and to provide the officers' certificates and opinions of counsel described therein), and the Company will be deemed to have satisfied and discharged the Junior Subordinated Indenture.

SUBORDINATION

    The Junior Subordinated Debentures will be subordinate and junior in right of payment, to the extent set forth in the Junior Subordinated Indenture, to all Senior Indebtedness (as defined below) of the Company. If the Company defaults in the payment of any principal, premium, if any, or interest, if any, or any other amount payable on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for redemption or by declaration of acceleration or otherwise, then, unless and until such default has been cured or waived or has ceased to exist or all Senior Indebtedness has been paid, no direct or indirect payment (in cash, property, securities, by setoff or otherwise) may be made or agreed to be made on the Junior Subordinated Debentures, or in respect of any redemption, repayment, retirement, purchase or other acquisition of any of the Junior Subordinated Debentures.

    As used herein, "Senior Indebtedness" means, whether recourse is to all or a portion of the assets of the Company and whether or not contingent, (i) every obligation of the Company for money borrowed; (ii) every obligation of the Company evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of the Company with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the Company; (iv) every obligation of the Company issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of the Company; (vi) every obligation of the Company for claims (as defined in Section 101(4) of the United States Bankruptcy Code of 1978, as amended) in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; and (vii) every obligation of the type referred to in clauses (i) through (vi) of another person and all dividends of another person the payment of which, in either case, the Company has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise; provided that "Senior Indebtedness" shall not include (i) any obligations which, by their terms, are expressly stated to rank pari passu in right of payment with, or to not be superior in right of payment to, the Junior Subordinated Debentures, (ii) any Senior Indebtedness of the Company which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to the Company, (iii) any indebtedness of the Company to any of its subsidiaries, (iv) indebtedness to any employee of the Company, or (v) any indebtedness in respect of debt securities issued to any trust, or a trustee of such trust, partnership or other entity affiliated with the Company that is a financing entity of the Company in connection with the issuance of such financing entity of securities that are similar to the Capital Securities.

    In the event of (i) certain events of bankruptcy, dissolution or liquidation of the Company or the holder of the Common Securities, (ii) any proceeding for the liquidation, dissolution or other winding up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings,
(iii) any assignment by the Company for the benefit of creditors or (iv) any other marshalling of the assets of the Company, all Senior

Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made on account of the Junior Subordinated Debentures. In such event, any payment or distribution on account of the Junior Subordinated Debentures, whether in cash, securities or other property, that would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Junior Subordinated Debentures will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) has been paid in full.

    In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the holders of Junior Subordinated Debentures, together with the holders of any obligations of the Company ranking on a parity with the Junior Subordinated Debentures, will be entitled to be paid from the remaining assets of the Company the amounts at the time due and owing on the Junior Subordinated Debentures and such other obligations before any payment or other distribution, whether in cash, property or otherwise, will be made on account of any capital stock or obligations of the Company ranking junior to the Junior Subordinated Debentures and such other obligations. If any payment or distribution on account of the Junior Subordinated Debentures of any character or any security, whether in cash, securities or other property is received by any holder of any Junior Subordinated Debentures in contravention of any of the terms hereof and before all the Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and must be paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full. By reason of such subordination, in the event of the insolvency of the Company, holders of Senior Indebtedness may receive more, ratably, and holders of the Junior Subordinated Debentures may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Event of Default in respect of the Junior Subordinated Debentures.

    The Junior Subordinated Indenture places no limitation on the amount of additional Senior Indebtedness that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Indebtedness.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

    The Debenture Trustee, other than during the occurrence and continuance of a default by the Company in performance of its obligations under the Junior Subordinated Debenture, is under no obligation to exercise any of the powers vested in it by the Junior Subordinated Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities that might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

    Bankers Trust Company, the Debenture Trustee, may serve from time to time as trustee under other indentures or trust agreements with the Company or its subsidiaries relating to other issues of their securities. In addition, the Company and certain of its affiliates may have other banking relationships with Bankers Trust Company and its affiliates.

GOVERNING LAW

    The Junior Subordinated Indenture and the Junior Subordinated Debentures will be governed by and construed in accordance with the laws of the State of New York.

                           DESCRIPTION OF GUARANTEE

    The Guarantee will be executed and delivered by the Company concurrently with the issuance of Capital Securities by the Issuer Trust for the benefit of the holders from time to time of the Capital Securities. Bankers Trust Company will act as Guarantee Trustee under the Guarantee. This summary of certain provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Guarantee, including the definitions therein of certain terms. A copy of the form of the Guarantee is available upon request from the Guarantee Trustee. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Capital Securities.

GENERAL

    The Company will irrevocably agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Capital Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Issuer Trust may have or assert other than the defense of payment. The following payments with respect to the Capital Securities, to the extent not paid by or on behalf of the Issuer Trust (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accumulated and unpaid Distributions required to be paid on such Capital Securities, to the extent that the Issuer Trust has funds on hand available therefor at such time,
(ii) the Redemption Price with respect to any Capital Securities called for redemption, to the extent that the Issuer Trust has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of the Issuer Trust (unless the Junior Subordinated Debentures are distributed to holders of the Capital Securities), the lesser of
(a) the aggregate of the Liquidation Amount and all accumulated and unpaid Distributions to the date of payment, to the extent that the Issuer Trust has funds on hand available therefor at such time, and (b) the amount of assets of the Issuer Trust remaining available for distribution to holders of the Capital Securities on liquidation of the Issuer Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the Capital Securities or by causing the Issuer Trust to pay such amounts to such holders.

    The Guarantee will be an irrevocable guarantee on a subordinated basis of the Issuer Trust's obligations under the Capital Securities, but will apply only to the extent that the Issuer Trust has funds sufficient to make such payments, and is not a guarantee of collection.

    If the Company does not make payments on the Junior Subordinated Debentures held by the Issuer Trust, the Issuer Trust will not be able to pay any amounts payable in respect of the Capital Securities and will not have funds legally available therefor. The Guarantee will rank subordinate and junior in right of payment to all Senior Indebtedness of the Company. See "--Status of the Guarantee." The Guarantee does not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior Indebtedness, whether under the Junior Subordinated Indenture, any other indenture that the Company may enter into in the future or otherwise.

    The Company will, through the Guarantee, the Trust Agreement, the Junior Subordinated Debentures and the Junior Subordinated Indenture, taken together, fully, irrevocably and unconditionally guarantee all the Issuer Trust's obligations under the Capital Securities. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer Trust's obligations in respect of the Capital Securities. See "Relationship Among the Capital Securities, the Junior Subordinated Debentures and the Guarantee."

STATUS OF THE GUARANTEE

    The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all Senior Indebtedness of the Company in the same manner as the Junior Subordinated Debentures.

    The Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). The Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Capital Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Issuer Trust or distribution to the holders of the Capital Securities of the Junior Subordinated Debentures.

AMENDMENTS AND ASSIGNMENT

    Except with respect to any changes which do not materially adversely affect the rights of holders of the Capital Securities (in which case no vote will be required), the Guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate Liquidation Amount of the outstanding Capital Securities. The manner of obtaining any such approval will be as set forth under "Description of the Capital Securities--Voting Rights; Amendment of Trust Agreement." All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Capital Securities then outstanding.

EVENTS OF DEFAULT

    An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder, or to perform any non-payment obligation if such non-payment default remains unremedied for 30 days. The holders of not less than a majority in aggregate Liquidation Amount of the outstanding Capital Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

    Any registered holder of Capital Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Issuer Trust, the Guarantee Trustee or any other person or entity.

    The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

    The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after the occurrence of an event of default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of the Capital Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

    For information concerning the relationship between Bankers Trust Company, the Guarantee Trustee, and the Company, see "Description of Junior Subordinated Debentures--Information Concerning the Debenture Trustee."

TERMINATION OF THE GUARANTEE

    The Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of the Capital Securities, upon full payment of the amounts payable with respect to the Capital Securities upon liquidation of the Issuer Trust or upon distribution of Junior Subordinated Debentures to the holders of the Capital Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Capital Securities must restore payment of any sums paid under the Capital Securities or the Guarantee.

GOVERNING LAW

    The Guarantee will be governed by and construed in accordance with the laws of the State of New York.

                   RELATIONSHIP AMONG THE CAPITAL SECURITIES,
              THE JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

    Payments of Distributions and other amounts due on the Capital Securities (to the extent the Issuer Trust has funds available for such payment) are irrevocably guaranteed by the Company as and to the extent set forth under "Description of Guarantee." Taken together, the Company's obligations under the Junior Subordinated Debentures, the Junior Subordinated Indenture, the Trust Agreement and the Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of Distributions and other amounts due on the Capital Securities. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer Trust's obligations in respect of the Capital Securities. If and to the extent that the Company does not make payments on the Junior Subordinated Debentures, the Issuer Trust will not have sufficient funds to pay Distributions or other amounts due on the Capital Securities. The Guarantee does not cover payment of amounts payable with respect to the Capital Securities when the Issuer Trust does not have sufficient funds to pay such amounts. In such event, the remedy of a holder of the Capital Securities is to institute a legal proceeding directly against the Company for enforcement of payment of the Company's obligations under Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Capital Securities held by such holder.

    The obligations of the Company under the Junior Subordinated Debentures and the Guarantee are subordinate and junior in right of payment to all Senior Indebtedness.

SUFFICIENCY OF PAYMENTS

    As long as payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments distributable on the Capital Securities, primarily because (i) the aggregate principal amount of the Junior Subordinated Debentures will be equal to the sum of the aggregate stated Liquidation Amount of the Capital Securities and Common Securities; (ii) the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the Distribution rate, Distribution Dates and other payment dates for the Capital Securities; (iii) the Company will pay for all and any costs, expenses and liabilities of the Issuer Trust except the Issuer Trust's obligations to holders of the Trust Securities; and (iv) the Trust Agreement further provides that the Issuer Trust will not engage in any activity that is not consistent with the limited purposes of the Issuer Trust.

    Notwithstanding anything to the contrary in the Junior Subordinated Indenture, the Company has the right to set-off any payment it is otherwise required to make thereunder against and to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF CAPITAL SECURITIES

    A holder of any Capital Security may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Issuer Trust or any other person or entity. See "Description of Guarantee."

    A default or event of default under any Senior Indebtedness of the Company would not constitute a default or Event of Default in respect of the Capital Securities. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness of the Company, the subordination provisions of the Junior Subordinated Indenture provide that no payments may be made in respect of the Junior Subordinated Debentures until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. See "Description of Junior Subordinated Debentures--Subordination."

LIMITED PURPOSE OF ISSUER TRUST

    The Capital Securities represent preferred undivided beneficial interests in the assets of the Issuer Trust, and the Issuer Trust exists for the sole purpose of issuing its Capital Securities and Common Securities and investing the proceeds thereof in Junior Subordinated Debentures. A principal difference between the rights of a holder of a Capital Security and a holder of a Junior Subordinated Debenture is that a holder of a Junior Subordinated Debenture is entitled to receive from the Company payments on Junior Subordinated Debentures held, while a holder of Capital Securities is entitled to receive Distributions or other amounts distributable with respect to the Capital Securities from the Issuer Trust (or from the Company under the Guarantee) only if and to the extent the Issuer Trust has funds available for the payment of such Distributions.

RIGHTS UPON DISSOLUTION

    Upon any voluntary or involuntary dissolution, winding-up or liquidation of the Issuer Trust, other than any such dissolution, winding-up or liquidation involving the distribution of the Junior Subordinated Debentures, after satisfaction of liabilities to creditors of the Issuer Trust as required by applicable law, the holders of the Capital Securities will be entitled to receive, out of assets held by the Issuer Trust, the Liquidation Distribution in cash. See "Description of Capital Securities--Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Issuer Trust, as registered holder of the Junior Subordinated Debentures, would be a subordinated creditor of the Company, subordinated and junior in right of payment to all Senior Indebtedness as set forth in the Junior Subordinated Indenture, but entitled to receive payment in full of all amounts payable with respect to the Junior Subordinated Debentures before any stockholders of the Company receive payments or distributions. Since the Company is the guarantor under the Guarantee and has agreed under the Junior Subordinated Indenture to pay for all costs, expenses and liabilities of the Issuer Trust (other than the Issuer Trust's obligations to the holders of the Trust Securities), the positions of a holder of the Capital Securities and a holder of such Junior Subordinated Debentures relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company are expected to be substantially the same.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

GENERAL

    The following discussion summarizes the material United States federal income tax consequences of the purchase, ownership and disposition of the Capital Securities.

    This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder, and administrative and judicial interpretations thereof, each as of the date hereof, all of which are subject to change, possibly on a retroactive basis. The authorities on which this summary is based are subject to various interpretations, and this summary is not binding on the Internal Revenue Service (the "IRS") or the courts, either of which could take a contrary position. Moreover, no rulings have been or will be sought from the IRS with respect to the transactions described herein. Accordingly, there can be no assurance that the IRS will not challenge the opinions expressed herein or that a court would not sustain such a challenge.

    Except as otherwise stated, this summary deals only with the Capital Securities held as a capital asset by a holder who or which (i) purchased the Capital Securities upon original issuance (an "Initial Holder") at their original offering price and (ii) is a US Holder (as defined below). This summary does not address all the tax consequences that may be relevant to a US Holder, nor does it address the tax consequences, except as stated below, to holders that are not US Holders ("Non-US Holders") or to holders that may be subject to special tax treatment (such as banks, thrift institutions, real estate investment trusts, regulated investment companies, insurance companies, brokers and dealers in securities or currencies, other financial institutions, tax-exempt organizations, persons holding the Capital Securities as a position in a "straddle," as part of a "synthetic security," "hedging," "conversion" or other integrated investment, persons having a functional currency other than the U.S. Dollar and certain United States expatriates). Further, this summary does not address

    (a) the income tax consequences to shareholders in, or partners or beneficiaries of, a holder of the Capital Securities,

    (b) the United States federal alternative minimum tax consequences of the purchase, ownership or disposition of the Capital Securities, or

    (c) any state, local or foreign tax consequences of the purchase, ownership and disposition of Capital Securities.

    A "US Holder" is a holder of the Capital Securities who or which is (i) a citizen or individual resident (or is treated as a citizen or individual resident) of the United States for income tax purposes, (ii) a corporation or partnership created or organized (or treated as created or organized for income tax purposes) in or under the laws of the United States or any political subdivision thereof (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), (iii) an estate the income of which is includible in its gross income for United States federal income tax purposes without regard to its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as United States persons will also be a US Holder.

    HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE CAPITAL SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

US HOLDERS

    CHARACTERIZATION OF THE ISSUER TRUST.   Under current law and based on
the representations, facts and assumptions set forth in this Prospectus, and assuming full compliance with the terms of the Trust Agreement (and other relevant documents), the Issuer Trust will be characterized for United States federal income tax purposes as a grantor trust and will not be characterized as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of the Capital Securities generally will be considered the owner of an undivided interest in the Junior Subordinated Debentures owned by the Issuer Trust, and each US Holder will be required to include all income or gain recognized for United States federal income tax purposes with respect to its allocable share of the Junior Subordinated Debentures on its own income tax return.

    CHARACTERIZATION OF THE JUNIOR SUBORDINATED DEBENTURES.   The Company and
the Issuer Trust will agree to treat the Junior Subordinated Debentures as indebtedness for all United States federal income tax purposes. Under current law and based on the representations, facts and assumptions set forth in this Prospectus, and assuming full compliance with the terms of the Junior Subordinated Indenture (and other relevant documents), the Junior Subordinated Debentures will be characterized for United States federal income tax purposes as debt of the Company.

    INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT.   Under the terms of the Junior
Subordinated Debentures the Company has the ability to defer payments of interest from time to time by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods, but not beyond the maturity of the Junior Subordinated Debentures. Recently issued Treasury regulations under
Section 1273 of the Code provide that debt instruments like the Junior Subordinated Debentures will not be considered issued with original issue discount ("OID") by reason of the Company's ability to defer payments of interest if the likelihood of such deferral is "remote."

    The Company has concluded, and this discussion assumes, that, as of the date of this Prospectus, the likelihood of deferring payments of interest under the terms of the Junior Subordinated Debentures is "remote" within the meaning of the applicable Treasury regulations, in part because exercising that option would prevent the Company from declaring dividends on its stock and would prevent the Company from making any payments with respect to debt securities that rank pari passu with or junior to the Junior Subordinated Debentures. Therefore, the Junior Subordinated Debentures should not be treated as issued with OID by reason of the Company's deferral option. Rather, stated interest on the Junior Subordinated Debentures will generally be taxable to a US Holder as ordinary income when paid or accrued in accordance with that holder's method of accounting for income tax purposes. It should be noted, however, that these Treasury regulations have not yet been interpreted in any rulings or any other published authorities of the IRS. Accordingly, it is possible that the IRS could take a position contrary to the interpretation described herein.

    In the event the Company exercises its option to defer payments of interest, the Junior Subordinated Debentures would be treated as redeemed and reissued for OID purposes and the sum of the remaining interest payments (and any de minimis
OID) on the Junior Subordinated Debentures would thereafter be treated as OID, which would accrue, and be includible in a US Holder's taxable income, on an economic accrual basis (regardless of the US Holder's method of accounting for income tax purposes) over the remaining term of the Junior Subordinated Debentures (including any period of interest deferral), without regard to the timing of payments under the Junior Subordinated Debentures. Subsequent distributions of interest on the Junior Subordinated Debentures generally would not be taxable. The amount of OID that would accrue in any period would generally equal the amount of interest that accrued on the Junior Subordinated Debentures in that period at the stated interest rate. Consequently, during any period of interest deferral, US Holders will include OID in gross income in advance of the receipt of cash, and a US Holder which disposes of a Capital Security prior to the record date for payment of distributions on the Junior Subordinated Debentures following that period will be subject to income tax on OID accrued through the date of disposition (and not previously included in income), but will not receive cash from the Issuer Trust with respect to the OID.

    If the possibility of the Company's exercise of its option to defer payments of interest is not treated as remote, the Junior Subordinated Debentures would be treated as initially issued with OID in an amount equal to the aggregate stated interest (plus any de minimis OID) over the term of the Junior Subordinated Debentures. That OID would generally be includible in a US Holder's taxable income, over the term of the Junior Subordinated Debentures, on an economic accrual basis.

    CHARACTERIZATION OF INCOME.   Because the income underlying the Capital
Securities will not be characterized as dividends for income tax purposes, corporate holders of the Capital Securities will not be entitled to a dividends-received deduction for any income recognized with respect to the Capital Securities.

    MARKET DISCOUNT AND BOND PREMIUM.   Holders of the Capital Securities other
than Initial Holders may be considered to have acquired their undivided interests in the Junior Subordinated Debentures with market discount or acquisition premium (as each phrase is defined for United States federal income tax purposes).

    RECEIPT OF JUNIOR SUBORDINATED DEBENTURES OR CASH UPON LIQUIDATION OF THE
ISSUER TRUST.   Under certain circumstances described herein, the Issuer Trust may distribute the Junior Subordinated Debentures to holders in exchange for the Capital Securities and in liquidation of the Issuer Trust. See "Description of the Capital Securities--Liquidation Distribution Upon Dissolution." Except as discussed below, such a distribution would not be a taxable event for United States federal income tax purposes, and each US Holder would have an aggregate adjusted basis in its Junior Subordinated Debentures for United States federal income tax purposes equal to such holder's aggregate adjusted basis in its Capital Securities. For United States federal income tax purposes, a US Holder's holding period in the Junior Subordinated Debentures received in such a liquidation of the Issuer Trust would include the period during which the Capital Securities were held by the holder. If, however, the relevant event is a Tax Event which results in the Issuer Trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to US Holders of the Capital Securities for United States federal income tax purposes.

    Under certain circumstances described herein, the Junior Subordinated Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Capital Securities. See "Description of the Capital Securities." Such a redemption would be taxable for United States federal income tax purposes, and a US Holder would recognize gain or loss as if it had sold the Capital Securities for cash. See "--Sales of Capital Securities" below.

    SALES OF CAPITAL SECURITIES.   A US Holder that sells Capital Securities
will recognize gain or loss equal to the difference between its adjusted basis in the Capital Securities and the amount realized on the sale of such Capital Securities. A US Holder's adjusted basis in the Capital Securities generally will be its initial purchase price, increased by OID previously included (or currently includible) in such holder's gross income to the date of disposition, and decreased by payments received on the Capital Securities (other than any interest received with respect to the period prior to the effective date of the Company's first exercise of its option to defer payments of interest). Any such gain or loss generally will be capital gain or loss, and generally will be long-term capital gain or loss if the Capital Securities have been held for more than one year prior to the date of disposition.

    A holder who disposes of its Capital Securities between record dates for payments of Distributions thereon will be required to include accrued but unpaid interest (or OID) on the Junior Subordinated Debentures through the date of disposition in its taxable income for United States federal income tax purposes (notwithstanding that the holder may receive a separate payment from the purchaser with respect to accrued interest), and to deduct that amount from the sales proceeds received (including the separate payment, if any, with respect to accrued interest) for the Capital Securities (or as to OID only, to add such amount to such holder's adjusted tax basis in its Capital Securities). To the extent the selling price is less than the holder's adjusted tax basis (which will include accrued but unpaid OID, if any), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

PROPOSED TAX LAW CHANGES

    On February 6, 1997, President Clinton proposed certain tax law changes (the "Tax Proposal") that would have, among other things, generally denied corporate issuers a deduction for interest on certain debt obligations that had a maximum term in excess of 15 years and were not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument was issued to a related party (other than a corporation), where the holder or some other related party issued a related instrument that was not shown as indebtedness on the issuer's consolidated balance sheet. The Tax Proposal would have been effective generally for instruments issued on or after the date of first Congressional committee action. The Tax Proposal was not included in the recently enacted Taxpayer Relief Act of 1997. In addition, the Tax Proposal was not included in President Clinton's 1999 Budget proposal, which was released on February 2, 1998. However, if similar legislation to the Tax Proposal is enacted in the future with retroactive effect with respect to the Junior Subordinated Debentures, the Company may not be entitled to an interest deduction with respect to the Junior Subordinated Debentures even if it subsequently shortens the maturity to less than 15 years. There can be no assurance that future legislation similar to the Tax Proposal enacted after the date hereof, if any, will not otherwise adversely affect the ability of the Company to deduct the interest payable on the Junior Subordinated Debentures. Accordingly, there can be no assurance that a Tax Event will not occur. See "Description of the Capital Securities--Redemption."

TAXPAYER RELIEF ACT OF 1997

    On August 5, 1997, the Taxpayer Relief Act of 1997 (the "Tax Act") was enacted into law. The Tax Act reduces the maximum rates on long-term capital gains recognized on capital assets held by individual taxpayers for more than eighteen months as of the date of disposition (and would further reduce the maximum rates on such gains in the year 2001 and thereafter for certain taxpayers who meet specified conditions). Prospective investors should consult their own tax advisors concerning these tax law changes.

NON-US HOLDERS

    The following discussion applies to a Non-US Holder.

    Payments to a holder of a Capital Security which is a Non-US Holder will generally not be subject to withholding of income tax, provided that (a) the beneficial owner of the Capital Security does not (directly or indirectly, actually or constructively) own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the beneficial owner of the Capital Security is not a controlled foreign corporation that is related to the Company through stock ownership, and (c) either (i) the beneficial owner of the Capital Securities certifies to the Issuer Trust or its agent, under penalties of perjury, that it is a Non-US Holder and provides its name and address, or (ii) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the Capital Security in such capacity, certifies to the Issuer Trust or its agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or by another Financial Institution between it and the beneficial owner in the chain of ownership, and furnishes the Issuer Trust or its agent with a copy thereof.

    As discussed above (see "--Proposed Tax Law Changes"), changes in legislation affecting the income tax consequences of the Junior Subordinated Debentures are possible, and could adversely affect the ability of the Company to deduct the interest payable on the Junior Subordinated Debentures. Moreover, any such legislation could adversely affect Non-US Holders by characterizing income derived from the Junior Subordinated Debentures as dividends, generally subject to a 30% income tax (on a withholding basis) when paid to a Non-US Holder, rather than as interest which, as discussed above, is generally exempt from income tax in the hands of a Non-US Holder.

    A Non-US Holder of a Capital Security will generally not be subject to withholding of income tax on any gain realized upon the sale or other disposition of a Capital Security.

    A Non-US Holder which holds the Capital Securities in connection with the active conduct of a United States trade or business will be subject to income tax on all income and gains recognized with respect to its proportionate share of the Junior Subordinated Debentures.

INFORMATION REPORTING

    In general, information reporting requirements will apply to payments made on, and proceeds from the sale of, the Capital Securities held by a noncorporate US Holder within the United States. In addition, payments made on, and payments of the proceeds from the sale of, the Capital Securities to or through the United States office of a broker are subject to information reporting unless the holder thereof certifies as to its Non-United States status or otherwise establishes an exemption from information reporting and backup withholding. See "--Backup Withholding." Taxable income on the Capital Securities for a calendar year should be reported to US Holders on the appropriate form by the following January 31st.

BACKUP WITHHOLDING

    Payments made on, and proceeds from the sale of, the Capital Securities may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification or exemption requirements. Any amounts so withheld will be allowed as a credit against the holder's income tax liability, or refunded, provided the required information is provided to the IRS.

NEW WITHHOLDING REGULATIONS

    On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make certain modifications to the withholding, backup withholding and information reporting rules described above. The New Regulations attempt to verify certification requirements and modify reliance standards. The New Regulations will generally be effective for payments made after December 31, 1998, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

THE PRECEDING DISCUSSION IS ONLY A SUMMARY AND DOES NOT ADDRESS THE CONSEQUENCES TO A PARTICULAR HOLDER OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE CAPITAL SECURITIES. POTENTIAL HOLDERS OF THE CAPITAL SECURITIES ARE URGED TO CONTACT THEIR OWN TAX ADVISORS TO DETERMINE THEIR PARTICULAR TAX CONSEQUENCES.

                          CERTAIN ERISA CONSIDERATIONS

    Before authorizing an investment in the Capital Securities, fiduciaries of pension, profit sharing or other employee benefit plans subject to ERISA ("Plans") should consider, among other matters, (a) ERISA's fiduciary standards (including its prudence and diversification requirements), (b) whether such fiduciaries have authority to make such investment in the Capital Securities under the applicable Plan investment policies and governing instruments, and (c) rules under ERISA and the Code that prohibit Plan fiduciaries from causing a Plan to engage in a "prohibited transaction."

    Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (also "Plans"), from, among other things, engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("Parties in Interest") with respect to such Plan. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code.

    The Department of Labor (the "DOL") has issued a regulation (29 C.F.R.
section 2510.3-101) (the "Plan Assets Regulation") concerning the definition of what constitutes the assets of a Plan. The Plan Assets Regulation provides that, as a general rule, the underlying assets and properties of corporations, partnerships, trusts and certain other entities in which a Plan makes an "equity" investment will be deemed, for purposes of ERISA, to be assets of the investing Plan unless certain exceptions apply.

    Pursuant to an exception contained in the Plan Assets Regulation, the assets of the Trust would not be deemed to be "plan assets" of investing Plans if, immediately after the most recent acquisition of any equity interest in the Trust,less than 25% of the value of each class of equity interests in the Trust were held by Plans, other employee benefit plans not subject to ERISA or Section 4975 of the Code (such as governmental, church or foreign plans), and entities holding assets deemed to be "plan assets" of any Plan (collectively, "Benefit Plan Investors"). No assurance can be given that the value of the Capital Securities held by Benefit Plan Investors will be less than 25% of the total value of such Capital Securities at the completion of the initial offering or thereafter, and no monitoring or other measures will be taken with respect to the satisfaction of the conditions to this exception. All the Common Securities will be purchased and held directly by the Company.

    The DOL has issued a final regulation with regard to whether the underlying assets of an entity in which employee benefit plans acquire equity interests would be deemed to be plan assets. The regulation provides that the underlying assets of an entity will not be considered to be plan assets if the equity interests acquired by employee benefit plans are "publicly-offered securities" - -that is, they are (1) widely held (i.e., owned by more than 100 investors independent of the Company and of each other), (2) freely transferable and (3) sold as part of an offering pursuant to an effective registration statement under the Securities Act and then timely registered under Section 12(b) or 12(g) of the Exchange Act. It is expected that the Capital Securities will meet the criteria of "publicly-offered securities" above. The Underwriters expect that the Capital Securities will be held by at least 100 independent investors at the conclusion of the offering; there are no restrictions imposed on the transfer of the Capital Securities and the Capital Securities will be sold as part of an offering pursuant to an effective registration statement under the Securities Act, and then will be timely registered under the Exchange Act.

    There can be no assurance that any of the exceptions set forth in the Plan Assets Regulation will apply to the purchase of Capital Securities offered hereby and, as a result, an investing Plan's assets could be considered to include an undivided interest in the Junior Subordinated Debentures held by the Trust. In the event that assets of the Trust are considered assets of an investing Plan, the Trustees, the Company and/or other persons, in providing services with respect to the Junior Subordinated Debentures, could be considered fiduciaries to such Plan and subject to the fiduciary responsibility provisions of Title I of ERISA. In addition, certain transactions involving the Trust and/or the Capital Securities could be deemed to constitute direct or indirect prohibited transactions under ERISA and Section 4975 of the Code with respect to a Plan. For example, if the Company is a Party in Interest with respect to an investing Plan (either directly or by reason of its ownership of other subsidiaries), extensions of credit between the Company and the Trust (as represented by the Junior Subordinated Debentures and the Guarantee) would likely be prohibited by Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Code.

    The DOL has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Capital Securities, assuming that assets of the Trust were deemed to be "plan assets" of Plans investing in the Trust (see above). Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

    Because of ERISA's prohibitions and those of Section 4975 of the Code, the Capital Securities may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any other person investing "plan assets" of any Plan, unless such purchase or holding is covered by the exemptive relief provided by PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption. If a purchaser or holder of the Capital Securities that is a Plan or a Plan Asset Entity elects to rely on an exemption other than PTCE 96-23, 95-60, 91-38, 90-1 or 84-14, the Company and the Trust may require a satisfactory opinion of counsel or other evidence with respect to the availability of such exemption for such purchase and holding. Any purchaser or holder of the Capital Securities that is a Plan or a Plan Assets Entity or is purchasing such securities on behalf of or with "plan assets" will be deemed to have represented by its purchase and holding thereof that (a) the purchase and holding of the Capital Securities is covered by the exemptive relief provided by PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption, (b) the Company and the Administrators are not "fiduciaries," within the meaning of Section 3(21) of ERISA and the regulations thereunder, with respect to such person's interest in the Capital Securities, and (c) such person approves the purchase of the Junior Subordinated Debentures and the appointment of the Issuer Trustees.

    Any plans or other entities whose assets include Plan assets subject to ERISA or Section 4975 of the Code proposing to acquire Capital Securities should consult with their own counsel.

    Governmental Plans and certain church plans are not subject to ERISA, and are also not subject to the prohibited transaction provisions of Section 4975 of the Code. However, state laws or regulations governing the investment and management of the assets of such plans may contain fiduciary and prohibited transaction provisions similar to those under ERISA and the Code discussed above. Accordingly, fiduciaries of governmental and church plans, in consultation with their advisers, should consider the impact of their respective state laws on investments in the Capital Securities and the considerations discussed above to the extent applicable.

                                 UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement
dated              , 1998 (the "Underwriting Agreement") among the Company, the
Issuer Trust, and each of the underwriters named therein (the "Underwriters"), the Issuer Trust has agreed to sell to the Underwriters, and the Underwriters have agreed to purchase, severally but not jointly, the Liquidation Amount of the Capital Securities set forth opposite their names below:


                                          Amount of
Underwriters                         Capital Securities


Morgan Stanley & Co. Incorporated  $
                                         -----------
 Total                             $     125,000,000
                                         ===========


    The initial purchase price for the Capital Securities will be the initial offering price set forth on the cover page of this Prospectus (the "Capital Securities Offering Price"). The Underwriters propose to offer the Capital Securities at the Capital Securities Offering Price, and all or part to certain
dealers at a price that represents a concession not in excess of $         per
Capital Security.  The Underwriters may allow, and such dealers may reallow, a
concession not in excess of $         per Capital Security to certain other
dealers. After the initial public offering, the public offering price, concession and discount may be changed by the Underwriters named on the cover page hereof.

    In connection with the offering of the Capital Securities, the Underwriters and any selling group members and their respective affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the Capital Securities. Such transactions may include over-allotmenting its own account by selling more Capital Securities than it is committed to purchase from the Issuer Trust. In such a case, to cover all or part of the short position, such Underwriter may purchase Capital Securities in the open market following completion of the initial offering of the Capital Securities. The Underwriters also may engage in stabilizing transactions in which they bid for, and purchase, Capital Securities at a level above that which might otherwise prevail in the open market for the purpose of preventing or retarding a decline in the market price of the Capital Securities. The Underwriters also may reclaim any selling concessions allowed to a dealer if an Underwriter repurchases shares distributed by that dealer. Any of the foregoing transactions may result in the maintenance of a price for the Capital Securities at a level above that which might otherwise prevail in the open market. Neither the Company nor any Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Capital Securities. The Underwriters are not required to engage in any of the foregoing transactions and, if commenced, such transactions may be discontinued at any time without notice.

    In view of the fact that the proceeds from the sale of the Capital Securities will be used to purchase the Junior Subordinated Debentures issued by the Company, the Underwriting Agreement provides that the Company will pay as compensation for the Underwriters arranging the investment therein of such
proceeds an amount of $         per Capital Security (or $         in the
aggregate) for the accounts of the Underwriters.

    Because the National Association of Securities Dealers, Inc. ("NASD") is expected to view the Capital Securities offered hereby as interests in a direct participation program, the offering of the Capital Securities is being made in compliance with the applicable provisions of Rule 2810 of the NASD's Conduct Rules.

    The Company and the Issuer Trust have agreed that, during the period beginning on the date of the Underwriting Agreement and continuing to and including the closing under the Underwriting Agreement, neither will offer, sell, contract to sell or otherwise dispose of any securities of the Company or the Issuer Trust that are substantially similar to the Capital Securities, or that are convertible into or exchangeable for, or otherwise represent a right to acquire, any such securities, except in the offering or with the prior written consent of the Underwriters.

    Prior to this offering, there has been no public market for the Capital Securities. Application will be made to list the Capital Securities on the NYSE. Trading of the Capital Securities on the NYSE is expected to commence within a 30-day period after the initial delivery of the Capital Securities.
The Underwriters have advised the Company that they intend to make a market in the Capital Securities prior to commencement of trading on the NYSE, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Capital Securities.

    In order to meet one of the requirements for listing the Capital Securities on the NYSE, the Underwriters will undertake to sell lots of 100 or more Capital Securities to a minimum of 400 beneficial holders.

    The Company and the Issuer Trust have agreed to indemnify the Underwriters and certain other persons against certain liabilities, including liabilities under the Securities Act and to contribute to payments the Underwriters may be required to make in respect thereof.

    Certain of the Underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment or financial services to the Company and its affiliates, for which such Underwriters or their affiliates have received or will receive customary fees and commissions.

                             VALIDITY OF SECURITIES

    Certain matters of Delaware law relating to the validity of the Capital Securities, the enforceability of the Trust Agreement and the creation of the Issuer Trust will be passed upon by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the Company and the Issuer Trust. The validity of the Guarantee and the Junior Subordinated Debentures and certain matters relating thereto will be passed upon for the Company by Reed, Smith, Shaw & McClay, Pittsburgh, Pennsylvania. Certain legal matters will be passed upon for the Underwriters by Brown & Wood LLP, New York, New York.

                                    EXPERTS

    The consolidated financial statements and schedule of the Company contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference.
Such consolidated financial statements are incorporated herein by reference in reliance upon such report, given upon the authority of said firm as experts in accounting and auditing.

    Audited financial statements to be included in subsequently filed documents will be incorporated herein by reference in reliance upon the reports of Ernst & Young LLP, independent auditors, or such other auditing firm which may have audited such financial statements (to the extent covered by consents filed with the Commission), and upon the authority of said firm as experts in auditing and accounting.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following are estimated expenses in connection with the issuance and distribution of the Securities being registered, other than underwriting discounts and commissions.

    To be borne by the Company:

Registration Fee............. $ 36,875
Legal Services...............        *
Printing and Engraving.......        *
Accounting Fees..............        *
Blue Sky Fees and Expenses...        *
Miscellaneous................        *
                               -------

Total........................ $      *
                               =======

_________________________
*  To be filed by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 1741 and 1742 of the Pennsylvania Business Corporation Law (the "PBCL") provide that a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding, if such person acted in good faith in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct unlawful.
In the case of an action by or in the right of the corporation, such indemnification excludes judgments, fines and amounts paid in settlement with respect to such action, and no indemnification shall be made for expenses in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

     PBCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made:

     (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or

     (2) if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

     (3) by the shareholders.

     Notwithstanding the above, PBCL Section 1743 provides that to the extent that a director or officer of a business corporation is successful on the merits or otherwise in defense of a proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     PBCL Section 1745 provides that expenses (including attorneys' fees) incurred by an officer or director of a business corporation in defending any such proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.

     PBCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or directors or otherwise for any action taken or any failure to take any action whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any action by or in the right of the corporation, provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     Article IV of the by-laws of the Company provides that the directors or officers of the Company shall be indemnified as of right to the fullest extent now or hereafter not prohibited by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of the Company or otherwise) arising out of their service to the Company or to another enterprise at the request of the Company.

     PBCL Section 1747 permits a Pennsylvania business corporation to purchase and maintain insurance on behalf of any person who is or was as director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.

     Article IV of the by-laws of the Company provides that the Company may purchase and maintain insurance to protect itself and any director or officer entitled to indemnification under Article IV against any liability asserted against such person and incurred by such person in respect of the service of such person to the Company whether or not the Company would have the power to indemnify such person against such liability by law or under the provisions of
Article IV.

     The Company maintains directors' and officers' liability insurance covering its directors and officers with respect to liabilities, including liabilities under the Securities Act of 1933, as amended, which they may incur in connection with their serving as such. Under this insurance, the Company may receive reimbursement for amounts as to which the directors and officers are indemnified by the Company under the foregoing by-law indemnification provisions. Such insurance also provides certain additional coverage for the directors and officers against certain liabilities even though such liabilities may not be covered by the foregoing by-law indemnification provision.

     As permitted by PBCL Section 1713, the Articles and by-laws of the Company provide that no director shall be personally liable, as such, for monetary damages for any action taken, or failure to take any action, unless the director has breached or failed to perform the duties of his office under Subchapter B-- "Fiduciary Duty" of Chapter 17 of Subpart B-"Business Corporations" of the Pennsylvania Associations Code or unless such director's breach of duty or failure to perform constituted self-dealing, willful misconduct or recklessness. The PBCL states that this exculpation from liability does not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to Federal, state or local law. It is uncertain whether this provision will control with respect to liabilities imposed upon directors by Federal law, including Federal securities laws. PBCL Section 1715(d) creates a presumption, subject to exceptions, that a director acted in the best interests of the corporation.
PBCL Section 1712, in defining the standard of care a director owes to the corporation, provides that a director stands in a fiduciary relation to the corporation and must perform his duties as a director or as a member of any committee of the Board in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.


ITEM 16.  EXHIBITS

 1    --Form of Underwriting Agreement
 4.1  --Form of Junior Subordinated Indenture of Equitable Resources, Inc.
 4.2  --Form of Junior Subordinated Debenture
 4.3  --Certificate of Trust of Equitable Resources Capital Trust I
 4.4  --Declaration of Trust of Equitable Resources Capital Trust I
 4.5 --Form of Amended and Restated Trust Agreement of Equitable Resources Capital Trust I
 4.6  --Form of Capital Security Certificate (included in Exhibit 4.5)
 4.7 --Form of Guarantee of Equitable Resources, Inc. relating to the Capital Securities*
 5.1 --Opinion and consent of Reed Smith Shaw & McClay LLP, counsel to Equitable Resources, Inc., as to legality of the Junior Subordinated Debentures and the Guarantee to be issued by Equitable Resources, Inc.*
 5.2 --Opinion of Richards, Layton & Finger, P.A., special Delaware counsel to Equitable Resources Capital Trust I and Equitable Resources, Inc., as to validity of the Capital Securities to be issued by Equitable Resources Capital Trust I*
 12   --Computation of ratio of earnings to fixed charges
 23.1 --Consent of Ernst & Young LLP
 23.2 --Consent of Reed, Smith, Shaw & McClay (included in Exhibit 5.1)*
 23.3 --Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.2)*
 25.1 --Form T-1 Statement of Eligibility of Bankers Trust Company to act as trustee under the Junior Subordinated Indenture*
 25.2 --Form T-1 Statement of Eligibility of Bankers Trust Company to act as trustee under the Amended and Restated Trust Agreement of Equitable Resources Capital Trust I*
 25.3 --Form T-1 Statement of Eligibility of Bankers Trust Company to act as trustee under the Guarantee for the benefit of the holders of the Capital Securities of Equitable Resources Capital Trust I*

----------------------------
*   To be filed by amendment.

ITEM 17. UNDERTAKINGS

     Each of the undersigned Registrants hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of a Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of each undersigned Registrant pursuant to the provisions, or otherwise, each Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by each undersigned Registrant of expenses incurred or paid by a director, officer of controlling person of each Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Each of the undersigned Registrants hereby undertakes:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on the 13th day of March, 1998.

                              EQUITABLE RESOURCES, INC.


                              By    /s/ DONALD I. MORITZ
                                ------------------------------------------------
                                         (Donald I. Moritz)
                                    (President and Chief Executive Officer)



                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints DONALD I. MORITZ, JEFFREY C. SWOVELAND and JOHANNA G. O'LOUGHLIN, and each of them his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                  TITLE                       DATE
         ---------                  -----                       ----

 /s/ DONALD I. MORTIZ         President & CEO
------------------------      and Director                  March 13, 1998
(Donald I. Moritz)


                                                            March 13, 1998
/s/ JEFFREY C. SWOVELAND      Vice President-
------------------------      Finance and Treasurer
(Jeffrey C. Swoveland)        (Chief Financial Officer)


                                                            March 13, 1998
/s/ JOHN A. BERGONZI          Corporate Controller
------------------------      (Chief Accounting Officer)
(John A. Bergonzi)



/s/ PAUL CHRISTIANO           Director                      March 13, 1998
------------------------
(Paul Christiano)

                                               March 13, 1998
/s/ E. LAWRENCE KEYES, JR.    Director
------------------------
(E. Lawrence Keyes, Jr.)


/s/ THOMAS A. McCONOMY        Director         March 13, 1998
------------------------
(Thomas A. McConomy)


                                               March 13, 1998
/s/ GUY W. NICHOLS            Director
------------------------
(Guy W. Nichols)


/s/ MALCOLM M. PRINE          Director         March 13, 1998
------------------------
(Malcolm M. Prine)


/s/ JAMES E. ROHR             Director         March 13, 1998
------------------------
(James E. Rohr)


/s/ PHYLLIS A. SAVILL         Director         March 13, 1998
------------------------
(Phyllis A. Savill)


                              Director
------------------------
(David S. Shapira)


/s/ J. MICHAEL TALBERT        Director         March 13, 1998
------------------------
(J. Michael Talbert)

     Pursuant to the requirements of the Securities Act, the Issuer Trust certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on the 13th day of March, 1998.

                              EQUITABLE RESOURCES CAPITAL TRUST I

                              By EQUITABLE RESOURCES, INC., as Depositor



                              By: /s/ Jeffrey C. Swoveland
                                  ----------------------------------------------
                                  Name:  Jeffrey C. Swoveland
                                  Title: Vice President - Finance and Treasurer

                                 EXHIBIT INDEX



 1    --Form of Underwriting Agreement
 4.1  --Form of Junior Subordinated Indenture of Equitable Resources, Inc.
 4.2  --Form of Junior Subordinated Debenture
 4.3  --Certificate of Trust of Equitable Resources Capital Trust I
 4.4  --Declaration of Trust of Equitable Resources Capital Trust I
 4.5 --Form of Amended and Restated Trust Agreement of Equitable Resources Capital Trust I
 4.6  --Form of Capital Security Certificate (included in Exhibit 4.5)
 4.7 --Form of Guarantee of Equitable Resources, Inc. relating to the Capital Securities*
 5.1 --Opinion and consent of Reed, Smith, Shaw & McClay, counsel to Equitable Resources, Inc., as to legality of the Junior Subordinated Debentures and the Guarantee to be issued by Equitable Resources, Inc.*
 5.2 --Opinion of Richards, Layton & Finger, P.A., special Delaware counsel to Equitable Resources Capital Trust I and Equitable Resources, Inc., as to validity of the Capital Securities to be issued by Equitable Resources Capital Trust I*
 12   --Computation of ratio of earnings to fixed charges
 23.1 --Consent of Ernst & Young LLP
 23.2 --Consent of Reed Smith Shaw & McClay LLP (included in Exhibit 5.1)*
 23.3 --Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.2)*
 25.1 --Form T-1 Statement of Eligibility of Bankers Trust Company to act as trustee under the Junior Subordinated Indenture*
 25.2 --Form T-1 Statement of Eligibility of Bankers Trust Company to act as trustee under the Amended and Restated Trust Agreement of Equitable Resources Capital Trust I*
 25.3 --Form T-1 Statement of Eligibility of Bankers Trust Company to act as trustee under the Guarantee for the benefit of the holders of the Capital Securities of Equitable Resources Capital Trust I*

----------------------------
*   To be filed by amendment.